United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ADDUS HOMECARE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 10, 2018

Frisco, Texas

Dear Shareholders:

I am pleased to invite you to attend Addus HomeCare’s 2018 Annual Meeting of Shareholders on June 13, 2018 at 10:00 a.m. (Central time) at our principal executive offices at 6801 Gaylord Parkway, Suite 110, Frisco, Texas 75034.

The notice of Annual Meeting and proxy statement that follow describe those matters to be voted on at the meeting. Your proxy card and our 2018 annual report are also enclosed.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we recommend that you complete, sign, date and return the enclosed proxy card to ensure your shares are represented at the Annual Meeting.

Sincerely,

R. Dirk Allison
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 10, 2018

Frisco, Texas

TO THE SHAREHOLDERS OF ADDUS HOMECARE CORPORATION:

The Annual Meeting of Shareholders of Addus HomeCare Corporation, which we refer to as the Company, will be held on June 13, 2018 at 10:00 a.m. (Central time) at our principal executive offices at 6801 Gaylord Parkway, Suite 110, Frisco, Texas 75034 for the following purposes:

1. To elect R. Dirk Allison, Mark L. First and Darin J. Gordon as Class III directors;

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2018; and

3. To transact such other business, if any, as lawfully may be brought before the meeting.

Only shareholders of record, as shown by the transfer books of the Company, at the close of business on April 27, 2018, are entitled to notice of, and to vote at, the Annual Meeting of Shareholders.

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ENCLOSED PROXY STATEMENT.

By Order of the Board of Directors,

Brian Poff Executive Vice President, Chief Financial Officer, Treasurer and Secretary

ADDUS HOMECARE CORPORATION

6801 Gaylord Parkway, Suite 110

Frisco, Texas 75034

May 10, 2018

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING OF SHAREHOLDERS AND VOTING

Why Did You Send Me this Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of Addus HomeCare Corporation, which we refer to as “Addus HomeCare,” “we,” “us,” “our” or the “Company,” is soliciting your proxy to vote at the 2018 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held June 13, 2018 at 10:00 a.m. (Central time) at our offices at 6801 Gaylord Parkway, Suite 110, Frisco, Texas 75034. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 accompanies this Proxy Statement. We will begin mailing this Proxy Statement on or about May 10, 2018 to all shareholders entitled to vote.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we are advising our shareholders of the availability on the Internet of our proxy materials related to our forthcoming Annual Meeting. These rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the “full set delivery” option, we are delivering to all shareholders paper copies of all of the proxy materials, as well as providing access to those proxy materials on a publicly-accessible website.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 13, 2018: THIS PROXY STATEMENT, THE FORM OF PROXY CARD AND THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2017 ARE AVAILABLE AT WWW.ADDUS.COM.

This Proxy Statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card.

What Proposals Will Be Voted on at the Annual Meeting?

There are two proposals scheduled to be voted on at the Annual Meeting:

•	The election of R. Dirk Allison, Mark L. First and Darin J. Gordon as Class III directors.

•	The ratification of the appointment of Ernst & Young LLP, an independent registered public accounting firm, as our independent auditor for the fiscal year ending December 31, 2018.

Addus HomeCare’s Board of Directors (the “Board”) recommends that you vote your shares (1) “FOR” each of the nominees of the Board, and (2) “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2018.

Who Is Entitled to Vote?

April 27, 2018 is the record date for the Annual Meeting. If you owned shares of our common stock at the close of business on April 27, 2018, you are entitled to vote. As of April 27, 2018, we had 11,691,154 shares of common stock outstanding and entitled to vote at the Annual Meeting. Our common stock is our only class of voting stock.

How Many Votes Do I Have?

You have one vote for each share of our common stock that you owned at the close of business on April 27, 2018.

What Is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner?

Many of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent to you directly by Addus HomeCare. As the shareholder of record, you have the right to grant your voting proxy directly to Addus HomeCare or to vote in person at the Annual Meeting. Addus HomeCare has enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares and are also invited to attend the Annual Meeting. However, because you are not the shareholder of record, you may only vote these shares in person at the Annual Meeting if you follow the instructions described below under the heading “How Do I Vote in Person at the Annual Meeting?” Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares.

How Do I Vote by Proxy?

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board:

•	“FOR” the election of R. Dirk Allison, Mark L. First and Darin J. Gordon as Class III directors.

•	“FOR” the ratification of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2018.

If any other matter is presented, your proxy will vote in accordance with his best judgment. At the time we began printing this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

May I Revoke My Proxy?

Yes. If you change your mind after you vote, you may revoke your proxy by following any of the procedures described below. To revoke your proxy:

•	Send in another signed proxy with a later date,

•	Send a letter revoking your proxy to Addus HomeCare’s Secretary at 6801 Gaylord Parkway, Suite 110, Frisco, Texas 75034, or

•	Attend the Annual Meeting and vote in person.

If you wish to revoke your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

How Do I Vote in Person at the Annual Meeting?

You may vote shares held directly in your name as the shareholder of record in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the Annual Meeting, Addus HomeCare recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Shares beneficially owned and held in “street name” may be voted in person by you only if you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. If your shares are held in the name of your broker, bank or other nominee, you must bring to the Annual Meeting (1) an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares and (2) a signed proxy from the shareholder of record giving you the right to vote the shares. The account statement or letter must show that you were beneficial owner of the shares on April 27, 2018.

What Votes Need to be Present to Hold the Annual Meeting?

To have a quorum for our Annual Meeting, persons must be present, in person or by proxy, representing a majority of the votes that could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting.

What Vote Is Required to Approve Each Proposal?

Election of Directors

The election of each of the nominees for Class III director requires the affirmative vote of a plurality of the votes entitled to be cast by shareholders who are present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.

Ratification of Appointment of Independent Auditors

The ratification of the appointment of Ernst & Young LLP as independent auditor for the fiscal year ending December 31, 2018 requires the affirmative vote of a majority of the votes entitled to be cast by shareholders who are present in person or represented by proxy at the Annual Meeting and entitled to vote.

How Are Votes Counted?

In the election of Addus HomeCare’s directors, your vote may be cast “FOR” the nominee or your vote may be “WITHHELD” with respect to the nominee. For the ratification of Addus HomeCare’s independent auditor, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN.”

How Would My Shares Be Voted if I Do Not Specify How They Should Be Voted?

If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. We will appoint one or more inspectors of election to count votes cast in person or by proxy.

As noted above, if your shares are held in a stock brokerage account or by a bank or other nominee, your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. New York Stock Exchange (“NYSE”) Rule 452 provides that brokers, banks and other nominees may not exercise their voting discretion on specified non-routine matters without receiving instructions from the beneficial owner of the shares. Because Rule 452 applies specifically to securities brokers, virtually all of whom are governed by NYSE rules, Rule 452 applies to all companies listed on a national stock exchange, including companies (such as the Company) listed on the NASDAQ stock market (the “NASDAQ”).

We expect that the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal 2) to be the only proposal that is considered a “routine” matter. Accordingly, if your shares are held through a broker, bank, trust or other nominee, that person will have discretion to vote your shares on Proposal 2 if you fail to provide instructions. On the other hand, the election of Class III directors (Proposal 1) will be considered a “non-routine” matter. Thus, if you do not give your broker, bank, trustee or other nominee specific instructions on how to vote your shares with respect to that proposal, your broker, bank, trustee or other nominee will inform the inspectors of election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.” A broker non-vote may also occur if your broker, bank, trustee or other nominee fails to vote your shares for any reason. Therefore, if you hold your shares through a broker, bank, trustee or other nominee, please instruct that person regarding how to vote your shares on at least Proposal 1.

What Is the Effect of Broker Non-Votes, Abstentions and Withhold Votes?

With respect to Proposal 1, you may vote for or withhold for each director nominee. A vote to withhold or a broker non-vote will not affect the outcome of the election, because each director nominee is elected by plurality (more votes than any other nominee for the seat). With respect to Proposal 2, abstentions have the same effect as negative votes because, in order to pass, Proposal 2 must receive affirmative votes by a majority of the votes present at the meeting and entitled to be cast. Abstentions are shares present and entitled to be cast, but not affirmative votes. We do not expect broker non-votes for Proposal 2 (because it is a routine matter), but any broker non-votes would not affect Proposal 2, because they are neither entitled to be cast nor affirmative votes.

What Are the Costs of Soliciting These Proxies and Who Will Pay Them?

Addus HomeCare will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our directors and employees may also solicit proxies by telephone, fax or other electronic means of communication or in person. We will reimburse our transfer agent and banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Where Can I Find the Voting Results?

We will publish the voting results by filing a Current Report on Form 8-K, which we will file with the SEC within four business days of our Annual Meeting of Shareholders.

Do Directors Attend the Annual Meeting?

Although we do not have a formal policy regarding director attendance at shareholder meetings, we encourage our directors to attend our annual meeting of shareholders and special meetings of shareholders. In 2017, four of the seven directors of the Company serving as directors at the time of the annual meeting of shareholders attended the annual meeting of shareholders.

Can a Shareholder Communicate Directly with Our Board? If So, How?

Shareholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Secretary, Addus HomeCare Corporation, 6801 Gaylord Parkway, Suite 110, Frisco, Texas 75034.

All communications received as set forth in the preceding paragraph will be opened by an executive officer of the Company for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising or promotions of a product or service, or are not patently offensive material, will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the executive officers will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

PROPOSAL NO. 1: ELECTION OF CLASS III DIRECTORS

General

Our Bylaws divide our Board into three classes with the terms of office of each class ending in successive years. Our Bylaws empower our Board to fix the exact number of directors and appoint persons to fill any vacancies on the Board until the next election of the class for which such director was chosen.

Following a recommendation from the Nominating and Corporate Governance Committee, our Board has nominated R. Dirk Allison, Mark L. First and Darin J. Gordon for re-election as Class III directors of the Company to serve a three-year term to expire at the annual meeting of shareholders in 2021.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE

NOMINEES AS DIRECTORS OF THE COMPANY.

It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board. We know of no reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his term, or the Board increases the number of directors, the Board may fill the vacancy until the next election of the class for which such director was chosen.

We have set forth below information with respect to the nominees for election as director proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting. Certain members of the Board, including Mark L. First and Steven I. Geringer, were initially elected pursuant to a shareholders’ agreement dated September 19, 2006 (the “Shareholders’ Agreement”). The Shareholders’ Agreement was terminated in connection with the Company’s initial public offering completed on November 2, 2009 (the “2009 IPO”) and there are no remaining contractual rights to appoint directors. There are no other arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.

Nominees for Election at this Annual Meeting (Terms Expiring in 2021)

R. Dirk Allison, age 62, has served as a director of the Company since October 2010, and as President and Chief Executive Officer since January 16, 2016. From July 2013 to January 2015, Mr. Allison served as a director of Curo Health Services, LLC. From October 2013 to August 2014, Mr. Allison served as the President and Chief Executive Officer of Correctional Healthcare Companies, Inc. Prior to joining Correctional Healthcare Companies, Inc., Mr. Allison served as the President and Chief Executive Officer of CCS Medical, Inc., one of the nation’s largest providers of mail order diabetic supplies, from March 2011 to May 2013. Prior to that, Mr. Allison served as Senior Vice President, Chief Financial Officer and Treasurer of Odyssey Healthcare, Inc., a provider of hospice services in the United States. Odyssey Healthcare, Inc., was a publicly traded NASDAQ company prior to its August 2010 acquisition by Gentiva Health Services, Inc., a $2 billion provider of home health and hospice services. Prior to joining Odyssey Healthcare, Inc. in 2006, Mr. Allison was Executive Vice President and Chief Financial Officer of Omniflight, Inc., a privately held operator of aviation support services to the healthcare industry. Prior to Omniflight, Inc., Mr. Allison served for approximately three and a half years as Executive Vice President and Chief Financial Officer of Ardent Health Services LLC, a privately held operator of acute care and behavioral care hospitals, and for approximately four years as Executive Vice President, Chief Financial Officer and Treasurer of Renal Care Group, Inc., which was a publicly traded operator of dialysis centers. Between 1987 and 1999, Mr. Allison served as President and Chief Executive Officer of several publicly and privately held healthcare companies, including a physician practice management company and several institutional pharmacy providers. Mr. Allison earned a master’s degree in business administration at the University of Dallas and his BBA at the University of Louisiana at Monroe (formerly Northeast Louisiana University). Mr. Allison is a Certified Public Accountant (CPA). We believe Mr. Allison’s qualifications to serve as a director of our company include his experience in the healthcare industry and his expertise in business, corporate strategy and investment matters as well as his experience with multi-site healthcare companies and knowledge of regulations regarding government reimbursements.

Mark L. First, age 53, has served as a director of the Company since September 2006 and served as Lead Independent Director from June 2009 to January 2016. Mr. First held the title of President of the Company from July 2006 to June 2009; however, Mr. First was not paid for his service in his capacity as President and had no involvement in the management of Addus HealthCare, Inc. (“Addus HealthCare”). Mr. First is a Managing Director of Eos Management, L.P. (“Eos Management”), an affiliate of Eos Capital Partners III, L.P., ECP Helios Partners III, L.P., ECP General III, L.P. and Eos Partners SBIC III, L.P. (the “Eos Funds”), where he has been employed since March 1994. Mr. First was previously an investment banker with Morgan Stanley & Co., Incorporated (NYSE: MS) from August 1991 to March 1994. Mr. First is a director of several privately owned companies. Mr. First earned a Bachelor of Science degree from The Wharton School of the University of Pennsylvania and a master’s degree in business administration from Harvard Business School. We believe Mr. First’s qualifications to serve as a director of our company include his experience in business, corporate strategy and investment matters.

Darin J. Gordon, age 47, has served as a director of the Company since October 2016. Mr. Gordon also has served as President and Chief Executive Officer of the consulting firm Gordon & Associates, P.A. in Nashville since 2016. From 1996 to May 2016, Mr. Gordon was employed at the State of Tennessee’s Division of Health Care Finance and Administration, an $11 billion healthcare enterprise that provides services to nearly 1.5 million Tennesseans. In 2006, he became the division’s Chief Executive Officer and Director, which included his responsibilities as Director of TennCare, Tennessee’s Medicaid program. Prior to becoming CEO and Director, Mr. Gordon also served as the division’s Director of Managed Care Programs and Chief Financial Officer. Mr. Gordon earned a Bachelor of Science from Middle Tennessee State University. We believe Mr. Gordon’s qualifications to serve as a director of our company include his experience in business, corporate strategy and investment matters as well as his knowledge of regulations regarding government reimbursements.

Directors Whose Terms of Office Will Continue after this Meeting

Directors Whose Terms Expire in 2019

Susan T. Weaver, M.D., age 57, has served as a director of the Company since October 2016. Since February 2018, Dr. Weaver has also served on the board of directors of DFB Healthcare Acquisitions Corp. (Nasdaq: DFBHU), a blank check company. Since July 2016, Dr. Weaver has been the Chief Executive Officer of the healthcare services company C3 Healthcare Rx in Raleigh, N.C. Prior to joining C3 Healthcare Rx, she was President of Transformation Health Partners, a healthcare consulting company she founded in 2015. From December 2012 to September 2015, Dr. Weaver served at Blue Cross Blue Shield of North Carolina, the state’s largest health insurer, completing her service there as Chief Medical Officer. From 2009 to December 2012, Dr. Weaver held various executive positions at WakeMed Health & Hospital, including Executive Vice President of Medical Affairs. She previously served on the Board of Directors for LifeNexus, Inc. as well as for Paired Health, LLC. Dr. Weaver was a founding member and Executive Director of Alliance Medical Ministry, a not-for-profit organization providing medical care to the working uninsured of Wake County, N.C. Dr. Weaver earned a Bachelor of Science in psychology from Duke University and an M.D. from the Duke University School of Medicine. She completed postgraduate training at Massachusetts General Hospital in Boston. Dr. Weaver is board-certified in Internal Medicine and is a Fellow of the American College of Physicians. We believe Dr. Weaver’s qualifications to serve as a director of our company include her experience in business, corporate strategy and the healthcare industry.

Directors Whose Terms Expire in 2020

Michael Earley, age 62, has served as a director of the Company since March 2014. Mr. Earley also advises on healthcare services and other businesses through a consulting company, Pelican Advisors, LLC. Mr. Earley served as Chairman and CEO of Metropolitan Health Networks, Inc. from 2003 to February 2013. Mr. Earley has been an advisor to public and privately owned companies, acting in a variety of management roles since 1997. From 1986 to 1997, Mr. Earley served in a number of senior management roles, including CEO, CFO and Corporate Development Officer, for Intermark, Inc. and Triton Group Ltd., both publicly traded diversified holding companies. Mr. Earley was CEO of Collins Associates, an institutional money management firm, from January 2000 through December 2002. Mr. Earley has also served as a director for several public companies throughout his career. Mr. Earley received undergraduate degrees in accounting and business administration from the University of San Diego. From 1978 to 1983, Mr. Earley was an audit and tax staff member of Ernst & Young. We believe Mr. Earley’s qualifications to serve as a director of our company include his experience in the healthcare industry, his financial literacy and his experience on other public company boards of directors.

Steven I. Geringer, age 72, has served as a director of the Company since August 2009 and as Chairman of the Board since January 2016. Mr. Geringer also serves on the board of directors of Envision Healthcare (NYSE: EVHC), an ambulatory surgery center, medical transportation and physician services company, pursuant to its merger with AmSurg Corporation, on whose board of directors he served since 1997, including serving as the chairman of the board of directors from 2009 to 2016. Mr. Geringer has also served on the board of directors of MedEquities Realty Trust, Inc. (NYSE: MRT) since August 2015. From December 2012 to April 2015, Mr. Geringer was a managing director at Alvarez & Marsal, LLC. Mr. Geringer serves on the boards of directors of several privately-held companies including Imedex, LLC, FastPace Urgent Care and Stratasan, LLC. He also was chairman and a director of Qualifacts Systems, Inc., from February 2002 to its sale in July 2014. Mr. Geringer’s career has focused almost exclusively on healthcare services companies as a founder, adviser, director and executive. Mr. Geringer earned a Bachelor of Science degree in economics from the University of Pennsylvania. We believe Mr. Geringer’s qualifications to serve as a director of our company and as Chairman of the Board include his experience in the healthcare industry, his expertise in corporate strategy and development and his experience on other public company boards of directors.

CORPORATE GOVERNANCE

Overview

In General

Our Board has adopted corporate governance policies, including a Code of Business Conduct and Ethics (“Code of Conduct”) and charters for each of our Compensation Committee, Audit Committee, Nominating and Corporate Governance Committee and Government Affairs Committee. The full text of our Code of Conduct and each committee charter is available on the Company’s website located at www.addus.com. You can view and print our Code of Conduct and committee charters by accessing our website, then clicking on “Investors” and then on “Corporate Governance”. In addition, you may request copies of the Code of Conduct and the committee charters by contacting the Company using the following information:

Telephone: (469) 535-8200

Facsimile: (855) 893-0649

e-mail: investorrelations@addus.com

Other Corporate Governance Highlights

•	Only independent directors serve on our Audit, Compensation and Nominating and Corporate Governance Committees. A majority of our Board is composed of independent directors.

•

Under our Code of Conduct, directors, employees and officers are required to report service on the board of directors or trustees of any other business, trade or community organization. The Company may prohibit membership by officers or employees on any board of directors or trustees where such membership might conflict with the best interests of the Company.

•	Our Audit Committee appoints, determines the compensation and oversees the work of our independent auditors. It also has the authority to retain outside advisors.

•

Our Compensation Committee has the authority to retain independent advisors. Our Compensation Committee evaluates the performance of the Chief Executive Officer based on corporate goals and objectives and determines and approves his compensation level based on this evaluation and in accordance with any applicable employment agreement then in effect.

•

Our Board has adopted a Code of Conduct applicable to all directors, officers and employees. The Code of Conduct addresses, among other things, legal compliance, conflicts of interest, corporate opportunities, protection and proper use of Company assets, confidential and proprietary information, integrity of records, compliance with accounting principles and relations with government agencies.

•

Our Board has adopted an Insider Trading Policy, applicable to all directors, officers and employees, their family members and entities controlled by them, which prohibits, among other things, trading in securities of the Company or others while in possession of material non-public information.

Board of Directors

Our Board oversees our business and monitors the performance of management. The Board does not involve itself in day-to-day operations. The directors keep themselves informed by discussing matters with the President and Chief Executive Officer, other key executives and our principal external advisors, such as legal counsel, outside auditors, investment bankers and other consultants, by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

The Board usually meets four times per year in regularly scheduled meetings and will meet more often if necessary. The Board met nine times during 2017. All directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board of which they were a member held during the year ended December 31, 2017.

Director Independence

Our Board has affirmatively determined that each director other than R. Dirk Allison is “independent,” as defined by the Nasdaq Stock Market Rules. Under the Nasdaq Stock Market Rules, a director can be independent only if the director does not trigger a categorical bar to independence and our Board affirmatively determines that the director does not have a relationship that, in the opinion of our Board, would interfere with the exercise of independent judgment by the director in carrying out the responsibilities of a director.

With respect to Mr. First, our Board considered Mr. First’s role as a Managing Director at Eos Management, an affiliate of the Eos Funds, and the fact that the Eos Funds own a significant number of shares of our capital stock. See “Information About our Common Stock Ownership.” In addition, our Board considered that Mr. First served as a non-employee, unpaid executive officer of the Company prior to the 2009 IPO. Further, our Board considered the fact that Addus HealthCare was party to a management consulting agreement with Eos Management, Inc. prior to the completion of the 2009 IPO, pursuant to which Eos Management, Inc. served as its consultant with respect to the 2009 IPO, acquisitions and other senior management matters related to its business, administration and policies, in exchange for a management fee. Our Board also considered the fact that we were a party to the Shareholders’ Agreement with the Eos Funds, among others, which terminated by its terms upon the completion of the 2009 IPO, and we are a party to a registration rights agreement with the Eos Funds, among others, in connection with their ownership of our capital stock, which survived the completion of the 2009 IPO. Our Board also considered the payments received by the Eos Funds and their affiliates upon completion of the 2009 IPO, including the issuance of dividend notes and the prepayments required thereunder at the completion of the 2009 IPO, and a $1,500,000 one-time consent fee paid to the Eos Funds in connection with the 2009 IPO. After reviewing the existing relationships between us and the Eos Funds and their affiliates, and considering that the affiliation of Mr. First with the Eos Funds positively aligns his interests with those of our public shareholders, our Board has affirmatively determined that, in its judgment, Mr. First does not have any relationship that would interfere with the exercise of independent judgment in carrying out his responsibilities as director under the Nasdaq Stock Market Rules.

Board Leadership Structure

The Board does not have a formal policy with respect to separation of the offices of Chairman of the Board and Chief Executive Officer as the Board believes it should maintain flexibility to select our Chairman and Board leadership structure from time to time. The Company’s Bylaws permit the Board to choose a Chairman of the Board from among its members. The position of Chairman of the Board is currently held by Steven I. Geringer. The directors believe that, at the Company’s current stage, Mr. Geringer’s in-depth knowledge of the Company’s operations and strategic goals make him qualified to serve as Chairman of the Board. In addition, the Board is permitted to choose a Lead Director, who cannot be an executive officer. The Lead Director, if any, presides at all meetings of the Board and shareholders at which the Chairman is not present, including executive sessions of non-executive directors. The position of Lead Director was held by Mark L. First from June 2009 to January 2016. There is currently no Lead Director. The positions of President and Chief Executive Officer of the Company are currently held by R. Dirk Allison. The directors believe that, at the Company’s current stage, Mr. Allison’s in-depth knowledge of the Company’s operations and strategic goals make him qualified to serve as Chief Executive Officer. The Board believes that this governance structure, which separates the Chairman and Chief Executive Officer roles, promotes balance between the Board’s independent authority to oversee our business and the Chief Executive Officer and his management team who manage the business on a day-to-day basis.

Committees of the Board

The Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Government Affairs Committee. Our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee consist exclusively of members who qualify as independent directors under the applicable requirements of the Nasdaq Stock Market Rules.

Audit Committee

The Audit Committee is composed entirely of directors who are independent of the Company and its management as defined by the Nasdaq Stock Market Rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The members of the Audit Committee are Michael Earley, Steven I. Geringer and Darin J. Gordon. Mr. Earley serves as chairman of the Audit Committee.

The Board has determined that each member of the Audit Committee satisfies the financial literacy requirements of the Nasdaq Stock Market Rules. Additionally, the Board has determined that Michael Earley is an “audit committee financial expert,” as that term is defined under Item 407(d) of Regulation S-K. The members of the Audit Committee are reviewed at least annually by the Board.

The primary purpose of our Audit Committee is to oversee the integrity of our financial statements, our financial reporting process, the independent accountants’ qualifications and independence, the performance of the independent accountants and our compliance with legal and regulatory requirements on behalf of our Board. In particular, our Audit Committee performs the following key functions, among others:

•

reviewing our financial statements, reports, earnings press releases and other financial information (including internal procedures used in the preparation thereof) in conjunction with management and the independent auditor;

•	meeting quarterly with our Chief Financial Officer to monitor certain financial and operational metrics;

•

appointing our independent auditor and approving all audit and engagement compensation and terms, as well as all permitted non-audit services by our independent auditors, and meeting with our independent auditors to review and discuss certain financial measures;

•	reviewing the adequacy and effectiveness of our internal controls regarding accounting and financial matters;

•	reviewing and, if appropriate, approving transactions between us and related persons; and

•	reporting regularly to the full Board.

Additional information regarding our Audit Committee and its processes and procedures for the consideration and approval of related person transactions can be found under the heading “What Is Our Related Party Transactions Approval Policy and What Procedures Do We Use to Implement It?”

This Committee met eight times in 2017.

Compensation Committee

The Compensation Committee is composed entirely of directors who are independent of the Company and its management, as defined by the Nasdaq Stock Market Rules. The members of the Compensation Committee are Mark L. First, Steven I. Geringer and Susan T. Weaver, M.D. Mr. Geringer serves as chairman of the Compensation Committee.

The principal responsibilities of our Compensation Committee are to assist our Board by ensuring that our officers and key executives are compensated in accordance with our total compensation objectives and policies and to develop and implement these objectives and policies. In particular, the Compensation Committee is responsible for the following key functions, among others:

•	reviewing and approving corporate goals and objectives of executive compensation;

•	evaluating and approving the compensation and benefits of our executive officers and approving compensation for new executive officers hired; and

•	administering stock plans and other incentive and equity compensation plans.

The Compensation Committee may delegate authority to one or more of its members when appropriate, provided that decisions made pursuant to such delegated authority shall be presented to the full Committee at its next scheduled meeting.

This Committee met one time in 2017.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is composed entirely of directors who are independent of the Company and its management, as defined by the Nasdaq Stock Market Rules. The members of the Nominating and Corporate Governance Committee are Michael Earley and Mark L. First. Mr. First serves as chairman of the Nominating and Corporate Governance Committee.

The primary responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying individuals qualified to become board members consistent with the criteria established by our Board from time to time and recommending nominees to our Board;

•	selecting, or recommending that our Board select, candidates for election to the Board at the next annual meeting of shareholders, or to fill vacancies on our Board as necessary;

•	evaluating and approving independent director compensation;

•	overseeing the evaluation of our Board and our management; and

•	overseeing the succession planning of the President and Chief Executive Officer and senior executive officers.

This Committee met two times in 2017.

Government Affairs Committee

The members of the Government Affairs Committee are R. Dirk Allison, Darin J. Gordon and Susan T. Weaver, M.D. Mr. Gordon serves as chairman of the Government Affairs Committee.

The primary responsibilities of the Government Affairs Committee are to oversee our governmental, legislative and regulatory affairs programs, processes and procedures, and to monitor our performance with respect to advocacy and awareness of governmental activities impacting our healthcare business operations.

This Committee met one time in 2017.

Risk Oversight

Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material operational, financial, compensation and compliance risks with senior management. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for overseeing the quality and integrity of the Company’s financial statements and other financial information, financial reporting process, internal controls and procedures for financial reporting and internal audit function. In addition, the Audit Committee strives to provide an open avenue of communication among the Company’s independent auditor, management and the Board. The Compensation Committee considers risk in connection with its design of compensation programs for our executives. Each committee regularly reports to the Board.

How Are Directors Nominated?

The Nominating and Corporate Governance Committee identifies potential nominees for directors from various sources. The Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of Board members in the context of the current composition of the Board. The Nominating and Corporate Governance Committee considers, among other things, a potential director’s independence and conflicts of interests, character and integrity, financial literacy, education and business experience and available time to devote to Board matters. The Nominating and Corporate Governance Committee seeks candidates from diverse business and professional backgrounds with outstanding integrity, achievements, judgment and such other skills and experience that would enhance the Board’s ability to serve the long-term interests of the shareholders. The Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director. The Committee views diversity broadly to include diversity of experience, skills and viewpoint as well as other diversity concepts such as race and gender. The Nominating and Corporate Governance Committee’s objective is to assemble a slate of directors that can best fulfill the Company’s goals and promote the interests of shareholders.

The Nominating and Corporate Governance Committee may from time to time use its authority under its charter to retain, at the Company’s expense, one or more search firms to identify candidates and to approve the search firm’s fees and other retention terms, and will specify for the search firm the criteria to use in identifying potential candidates.

The Nominating and Corporate Governance Committee will consider a shareholder’s recommendation for director, but the Nominating and Corporate Governance Committee has no obligation to recommend such candidates for nomination by the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources. If a shareholder has a suggestion for candidates for election, the shareholder should mail it to: Secretary, Addus HomeCare Corporation, 6801 Gaylord Parkway, Suite 110, Frisco, Texas 75034. No person recommended by a shareholder will become a nominee for director and be included in the Company’s proxy statement unless the Nominating and Corporate Governance Committee recommends, and the Board approves, such person.

If a shareholder desires to nominate a person for election as director at a shareholders’ meeting, that shareholder must comply with Section 1.11 of the Company’s Bylaws as described below under “Shareholder Proposals for the 2019 Annual Meeting of Shareholders.”

Role of Compensation Consultants

The Compensation Committee has the authority to retain a compensation consultant or obtain advice from external legal, accounting or other advisors to assist in the evaluation of executive compensation. During 2017 and 2018, the Compensation Committee engaged FW Cook as an independent compensation consultant to provide advice as discussed below under “Executive Compensation—Compensation Discussion and Analysis,” which advice was used in making 2017 and 2018 compensation decisions.

What Is Our Related Party Transactions Approval Policy and What Procedures Do We Use to Implement It?

Our written Code of Conduct provides that our directors, officers and employees are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee, or other independent committee of our Board in the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. In addition, the charter of our Audit Committee states that the Audit Committee shall review and approve all related person transactions. Any request for us to enter into a transaction with an executive officer, director, nominee for director, principal shareholder, or any of such persons’ immediate family members or affiliates, or our employees, in which the amount involved may exceed $60,000, will first be presented to our Audit Committee or such other committee for review, consideration and approval. All of our directors, officers and employees are required to report to our Audit Committee or such other committee any such related person transaction. In approving or rejecting the proposed agreement, our Audit Committee or such other committee will consider the facts and circumstances available and deemed relevant, including, but not limited to, the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee or such other committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee or such other committee determines in the good faith exercise of its discretion. Under the policy, if we should discover related person transactions that have not been approved, the Audit Committee or such other committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction. Notwithstanding the foregoing, compensatory transactions with our related persons will be reviewed by our Compensation Committee.

What Related Person Transactions Do We Have?

Since January 1, 2017, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $60,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the captions “Executive Officers” and “Executive Compensation” appearing elsewhere in this proxy, and the transactions described below.

Registration Rights Agreement

We are a party to a registration rights agreement with the Eos Funds, Freeport Loan Fund LLC, Mark S. Heaney, W. Andrew Wright, III and certain members of Mr. Wright’s family and trusts for their benefit, pursuant to which, under certain circumstances, we are required to register shares of our common stock held by those shareholders under the Securities Act of 1933, as amended (the “Securities Act”).

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws provide that we are required to indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether our bylaws would otherwise permit indemnification. We believe that these by-law provisions are necessary to attract and retain qualified directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

We are party to indemnification agreements with each of R. Dirk Allison, Michael Earley, Mark L. First, Steven I. Geringer, Darin J. Gordon and Susan T. Weaver, M.D., in their capacities as officers and directors, and with Mark S. Heaney, our former President, Chief Executive Officer and Chairman of our Board, Simon A. Bachleda, a former member of our Board, Brian D. Young, a former member of our Board and an affiliate of the Eos Funds, Wayne Lowell, a former member of our Board, and W. Andrew Wright, III, a former member of our Board (each, an indemnitee). Pursuant to these agreements, we have agreed to hold each indemnitee harmless and indemnify him to the fullest extent permitted by law against all expenses, judgments, penalties, fines and amounts paid in settlement including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of the indemnitee. We are not obligated to make any payment to any indemnitee that is finally determined to be unlawful. In respect of any threatened, pending or completed proceeding in which we are jointly liable with an indemnitee, we will pay the entire amount of any judgment or settlement without requiring the indemnitee to contribute. We will advance, to the extent permitted by law, all expenses incurred by or on behalf of an indemnitee in connection with a proceeding. No amendment, alteration or repeal of our certificate of incorporation, our bylaws or the indemnification agreement with any indemnitee will limit any right of that indemnitee in respect of any action taken or omitted by that indemnitee prior to such amendment. With respect to Messrs. Young and First, we have agreed that, where the indemnitee has certain rights to indemnification, advancement of expenses and/or insurance provided by any of the Eos Funds or their affiliates, we will be the indemnitor of first resort, we will be required to advance the full amount of expenses incurred by the indemnitee, and we will waive and release the Eos Funds and their affiliates from any and all claims for contribution, subrogation or any other recovery of any kind. We anticipate that we will enter into similar indemnification agreements with any new member elected to our Board.

At present, we are not aware of any pending litigation or proceeding involving any of our directors, officers, employees or agents in their capacity as such for which indemnification will be required or permitted. In addition, we are not aware of any other threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

We have been informed that, in the opinion of the SEC, any indemnification of directors or officers for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Section 16(a) Beneficial Ownership Reporting Compliance in 2017

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based upon our review of reports filed with the SEC by the reporting persons, and based upon written representations received from the reporting persons, we believe that all of the reporting persons timely complied with the reporting requirements of Section 16(a) of the Exchange Act during 2017.

INFORMATION ABOUT OUR COMMON STOCK OWNERSHIP

How Much Stock is Owned By Directors, Executive Officers and Holders of at Least 5%?

The following table sets forth information regarding beneficial ownership of our common stock, as of April 27, 2018, by the following:

•	each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of any class of our voting securities;

•	each of our current directors;

•	each of our named executive officers; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security, and includes shares underlying options and warrants that are currently exercisable or exercisable within 60 days after the measurement date. The information in the table below is based on information supplied by our directors and named executives and public filings.

Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below have sole investment and voting power with respect to their shares, except where community property laws may apply. Unless otherwise indicated, we deem shares of common stock subject to options that are exercisable within 60 days of April 27, 2018 to be outstanding and beneficially owned by the person holding the options for the purpose of computing percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the ownership percentage of any other person. As of April 27, 2018, we did not have any warrants issued or outstanding. The percentage of shares beneficially owned is based on 11,691,154 shares of our common stock outstanding as of April 27, 2018. Except as otherwise indicated, the address of each person or entity named below is the address of the Company, 6801 Gaylord Parkway, Suite 110, Frisco, Texas 75034.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Eos Funds (1)	3,736,371	32.0%
FMR LLC (2)	717,337	6.1%
Dimensional Fund Advisors LP (3)	897,610	7.7%
R. Dirk Allison (4)	126,096	1.1%
Brian Poff (5)	45,630	*
W. Bradley Bickham (6)	34,215	*
James Zoccoli (7)	50,906	*
Laurie Manning (8)	12,537	*
Michael Earley (9)	8,379	*
Mark L. First (1)	3,754,182	32.1%
Steven I. Geringer (10)	17,811	*
Darin J. Gordon (11)	3,125	*
Susan T. Weaver, M.D. (12)	3,125	*
All directors and executive officers as a group (11 persons)	4,136,030	34.8%

*	Less than one percent.

(1)

Consists of 1,024,733 shares of common stock held by Eos Capital Partners III, L.P., 993,379 shares of Common Stock held by ECP Helios Partners III, L.P., 884,723 shares held by ECP General III, L.P. and 833,536 shares of common stock held by Eos Partners SBIC III, L.P., which are affiliates and are referred to as the Eos Funds. As a managing director of Eos Management, L.P. and its affiliates, Mr. First has voting and investment control over and may be deemed the beneficial owner of common stock owned by the Eos

Funds. Mr. First disclaims any beneficial ownership of the common stock owned by the Eos Funds. The address of each of the Eos Funds is 437 Madison Avenue, 14th Floor, New York, New York 10022. We issued 1,000 shares of restricted stock to Mr. First in connection with the 2009 IPO. Such shares vested equally over a three-year period beginning on the date of grant. We issued 2,000 additional shares of restricted stock to Mr. First on March 30, 2011 for his service on the Board. Such shares vested on October 27, 2011. We issued 7,412 shares of restricted stock to Mr. First on June 20, 2012 for his service on the Board. 2,918 of such shares vested on October 26, 2012 and 4,494 of such shares vested on June 20, 2013. We issued 1,007 shares of restricted stock to Mr. First on June 19, 2013 for his service on the Board. Such shares vested on June 19, 2014. We issued 920 shares of restricted stock to Mr. First on June 18, 2014 for his service on the Board. Such shares vested on June 18, 2015. We issued 1,403 shares of restricted stock to Mr. First on June 17, 2015 for his service on the Board. Such shares vested on June 17, 2016. We issued 2,045 shares of restricted stock to Mr. First on June 15, 2016 for his service on the Board. Such shares vested on June 15, 2017. We issued 2,024 shares of restricted stock to Mr. First on June 14, 2017 for his service on the Board. Such shares will vest on June 14, 2018.

(2)	The information with respect to FMR LLC is based solely on its Schedule 13G/A filed with the SEC on February 13, 2018. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(3)	The information with respect to Dimensional Fund Advisors LP is based solely on its Schedule 13G/A filed with the SEC on February 9, 2018. The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(4)	We issued 2,762 shares of restricted stock to Mr. Allison when he joined the Board on October 20, 2010. Such shares fully vested on October 20, 2013. We issued 7,498 shares of restricted stock to Mr. Allison on June 20, 2012 for his service on the Board. 3,004 of such shares vested on October 19, 2012 and 4,494 of such shares vested on June 20, 2013. We issued 1,007 shares of restricted stock to Mr. Allison on June 19, 2013 for his service on the Board. Such shares vested on June 19, 2014. We issued 920 shares of restricted stock to Mr. Allison on June 18, 2014 for his service on the Board. Such shares vested on June 18, 2015. We issued 1,403 shares of restricted stock to Mr. Allison on June 17, 2015 for his service on the Board. Such shares vested on June 17, 2016. We issued 10,000 shares of restricted stock to Mr. Allison on January 21, 2016 in connection with the commencement of his employment as President and Chief Executive Officer. Such shares vest in equal installments on each of the first four anniversaries of the grant date. We issued 10,279 shares of restricted stock to Mr. Allison on March 3, 2017. Such shares vest in equal installments on each of the first three anniversaries of the grant date. We issued 9,866 shares to Mr. Allison on March 2, 2018. Such shares vest in equal installments on each of the first three anniversaries of the grant date. Includes (i) options to purchase 75,000 shares, which were granted to Mr. Allison on January 21, 2016 in connection with the commencement of his employment as President and Chief Executive Officer of the Company and vested in equal installments on each of January 21, 2017 and 2018 and (ii) options to purchase 8,321 shares, which vested on March 3, 2018.

(5)	We issued to Mr. Poff (i) 10,000 shares of restricted stock on May 9, 2016 in connection with the commencement of his employment that vest in equal installments on each of the first four anniversaries of the grant date, (ii) 12,775 shares of restricted stock on March 3, 2017 that vest in equal installments on each of the first three anniversaries of the grant date, and (iii) 2,537 shares of restricted stock on March 2, 2018 that vest in equal installments on each of the first three anniversaries of the grant date. Also includes (i) options to purchase 10,000 shares, which vested on May 9, 2017, (ii) options to purchase 2,247 shares, which vested on March 3, 2018, and (iii) options to purchase 10,000 shares, which are exercisable within 60 days of April 27, 2018.

(6)	We issued to Mr. Bickham (i) 10,000 shares of restricted stock on January 16, 2017 in connection with the commencement of his employment that vest in equal installments on each of the first four anniversaries of the grant date, and (ii) 12,537 shares of restricted stock on March 2, 2018 that vest in equal installments on each of the first three anniversaries of the grant date. Also includes options to purchase 12,500 shares that vested on January 16, 2018.

(7)	We issued to Mr. Zoccoli (i) 10,000 shares of restricted stock on February 25, 2016 in connection with the commencement of his employment that vest in equal installments on each of the first four anniversaries of the grant date, (ii) 10,000 shares of restricted stock on October 6, 2016 that vest in equal installments on each of the first four anniversaries of the grant date, (iii) 2,775 shares of restricted stock on March 3, 2017 that vest in equal installments on each of the first three anniversaries of the grant date, and (iv) 2,537 shares of restricted stock on March 2, 2018 that vest in equal installments on each of the first three anniversaries of the grant date. Also includes (i) options to purchase 25,000 shares that vested in equal installments on February 25, 2017 and 2018 and (ii) options to purchase 2,247 shares, which vested on March 3, 2018.

(8)	We issued to Ms. Manning (i) 10,000 shares of restricted stock on August 14, 2017 in connection with the commencement of her employment that vest in equal installments on each of the first four anniversaries of the grant date, and (ii) 2,537 shares of restricted stock on March 2, 2018 that vest in equal installments on each of the first three anniversaries of the grant date.

(9)	We issued 447 shares of restricted stock to Mr. Earley when he joined the Board on March 28, 2014, which shares are fully vested. We issued 460 shares of restricted stock to Mr. Earley on June 18, 2014 for his service on the Board. Such shares vested on June 18, 2015. We issued 1,403 shares of restricted stock to Mr. Earley on June 17, 2015 for his service on the Board. Such shares vested on June 17, 2016. We issued 2,045 shares of restricted stock to Mr. Earley on June 15, 2016 for his service on the Board. Such shares vested on June 15, 2017. We issued 2,024 shares of restricted stock to Mr. Earley on June 14, 2017 for his service on the Board. Such shares will vest on June 14, 2018.

(10)	We issued 1,000 shares of restricted stock to Mr. Geringer when he joined the Board on October 27, 2009, which shares are fully vested. We issued 2,000 shares of restricted stock to Mr. Geringer on March 30, 2011 for his service on the Board. Such shares vested on October 27, 2011. We issued 7,412 shares of restricted stock to Mr. Geringer on June 20, 2012 for his service on the Board. 2,918 of such shares vested on October 26, 2012 and 4,494 of such shares vested on June 20, 2013. We issued 1,007 shares of restricted stock to Mr. Geringer on June 19, 2013 for his service on the Board. Such shares vested on June 19, 2014. We issued 920 shares of restricted stock to Mr. Geringer on June 18, 2014 for his service on the Board. Such shares vested on June 18, 2015. We issued 1,403 shares of restricted stock to Mr. Geringer on June 17, 2015 for his service on the Board. Such shares vested on June 17, 2016. We issued 2,045 shares of restricted stock to Mr. Geringer on June 15, 2016 for his service on the Board. Such shares vested on June 15, 2017. We issued 2,024 shares of restricted stock to Mr. Geringer on June 14, 2017 for his service on the Board. Such shares will vest on June 14, 2018.

(11)	We issued 1,101 shares of restricted stock to Mr. Gordon when he joined the Board on October 19, 2016. Such shares vested on June 15, 2017. We issued 2,024 shares of restricted stock to Mr. Gordon on June 14, 2017 for his service on the Board. Such shares will vest on June 14, 2018.

(12)	We issued 1,101 shares of restricted stock to Dr. Weaver when she joined the Board on October 19, 2016. Such shares vested on June 15, 2017. We issued 2,024 shares of restricted stock to Dr. Weaver on June 14, 2017 for her service on the Board. Such shares will vest on June 14, 2018.

EXECUTIVE OFFICERS

The Company’s current executive officers are:

•	R. Dirk Allison;

•	Brian Poff;

•	W. Bradley Bickham;

•	James “Zeke” Zoccoli;

•	Darby Anderson; and

•	Laurie Manning.

R. Dirk Allison—The principal occupation and employment experience of Mr. Allison during the last five years is set forth above under the heading “Nominees for Election at this Annual Meeting (Terms Expiring in 2021).”

Brian Poff, age 45, has served as our Executive Vice President and Chief Financial Officer since May 2016. Mr. Poff has served in a number of financial positions in both public and private healthcare companies for the past 18 years. From October 2015 to April 2016, he served as Chief Financial Officer of Oceans Healthcare. Prior to Oceans, Mr. Poff served as Senior Vice President of Finance and Chief Accounting Officer for CCS Medical, Inc. from November 2011 to October 2015. Prior to that, Mr. Poff served as the Corporate Controller for AccentCare, Inc., one of the nation’s leading providers of home health services. Mr. Poff also held the position of Division Chief Financial Officer—Hospice Services for Gentiva Health Services, Inc. and served as Assistant Controller for Odyssey HealthCare, Inc. Before working with Odyssey HealthCare, Inc., he served as the Controller for Horizon Health Corporation until its merger with Psychiatric Solutions, Inc., when he was elevated to the role of Division CFO. Mr. Poff earned a Bachelor of Business Administration in Accounting from Sam Houston State University.

W. Bradley Bickham, age 55, has served as our Executive Vice President and Chief Operating Officer since January 2017. Mr. Bickham has served in a variety of senior leadership roles in both public and private healthcare companies over the past fourteen years, following tenures in the legal and accounting fields. From September 2014 to January 2017, he was Senior Vice President and Chief Legal Officer for United Surgical Partners International, the nation’s largest ambulatory surgery provider. Previously, he was Executive Vice President and Chief Legal Officer for a number of firms, including Correctional Healthcare Companies, Inc. from October 2013 to August 2014 and CCS Medical, Inc. from August 2012 to July 2013. He also served as Vice President, and later Senior Vice President and General Counsel for Odyssey HealthCare, Inc. from 2003 through its acquisition by Gentiva Health Services, Inc. in 2010. Mr. Bickham earned both his B.S. in Accounting and his law degree from Louisiana State University.

James “Zeke” Zoccoli, age 61, has served as our Executive Vice President and Chief Information Officer since February 2016. Mr. Zoccoli joined the Company from Heart to Heart Hospice, LLC, where he served as Senior Vice President and CIO since September 2014. Previously, he was Executive Vice President, COO and CIO at CCS Medical, Inc. from 2011 to 2014. He was Senior Vice President, CIO at Gentiva Health Services, Inc. from 2010 to 2011, after its acquisition of Odyssey Healthcare, Inc., where he was Vice President, Information Technology. Prior to Odyssey Healthcare, Inc., Mr. Zoccoli held similar positions at Horizon Health Corporation and LifeCare Management Services, LLC. Mr. Zoccoli earned his B.A. in Economics and History from the State University of New York at Oswego.

Darby Anderson, age 52, has served as our Executive Vice President and Chief Development Officer since December 2014. Mr. Anderson previously served as Senior Vice President of Addus Healthcare, a position he held from 2007 to 2013. Mr. Anderson joined Addus HealthCare in 1996, and has served in capacities as a Regional Manager, Midwest Regional Vice President, Midwest and East and Vice President of Home and Community Services. Mr. Anderson earned a Bachelor of Science degree from Michigan State University.

Laurie Manning, age 63, has served as our Executive Vice President and Chief Human Resource Officer since August 2017. From 2012 to August 2017 Ms. Manning served as the Vice President, Human Resources for Dallas-based Epic Health Services, Inc., which provides home health services for medically fragile children and adults in 21 states. Previously, she served at Humana, Inc. (NYSE: HUM) as Human Capital Leader, Human Resources and served 17 years with Concentra, Inc., a provider of healthcare services, for whom Ms. Manning most recently served for five years as Vice President, Human Resources, East Region. Ms. Manning’s professional certifications include SPHR (Senior Professional Human Resources) and SHRM-SCP (Society for Human Resource Management-Senior Certified Professional). She earned a Bachelor of Science degree from Bellevue University and a master’s degree in leadership from Norwich University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purpose of this compensation discussion and analysis is to provide information about the material elements of compensation that is paid or awarded to, or earned by, our named executive officers.

Named Executive Officers

Our named executive officers for the last completed fiscal year were as follows:

•	R. Dirk Allison, President and Chief Executive Officer;

•	Brian Poff, Executive Vice President, Chief Financial Officer, Treasurer and Secretary;

•	W. Bradley Bickham, Executive Vice President and Chief Operating Officer;

•	James “Zeke” Zoccoli, Executive Vice President and Chief Information Officer; and

•	Laurie Manning, Executive Vice President and Chief Human Resources Officer.

Overview of our Compensation Program and Compensation Philosophy and Objectives

Our compensation and benefits programs are designed to attract and retain talented, qualified executives to manage and lead the Company, to motivate them to pursue corporate objectives and to maximize the long-term growth of the Company. We believe that our compensation program allows us to meet the following objectives:

•

Reward the named executive officer for a job done well. While base salary, which is related to the essential elements of a named executive officer’s position, remains the primary component of a named executive officer’s compensation, our performance-based cash and equity compensation plans comprise a significant portion of compensation.

•

Compensate named executive officers within market standards. We believe that competitive pay, together with our significant growth opportunities and employee-centered corporate culture, allow us to attract and retain top-quality executives. To ensure the competitiveness of our compensation levels within the comparable markets for executive talent, we direct the conduct of periodic independent consulting studies to evaluate our executive compensation program in comparison to pertinent market data and specified peer companies.

•

Provide compensation that is fair to the named executive officer and the Company. We believe that it is important for named executive officers to be fairly compensated, at levels reflective of their talents and experience, and the scope of their job responsibilities. We also believe that it is important that each named executive officer perceives that his or her compensation is fair and equitable relative to his or her peers and others in the organization. This perceived equity promotes executive retention and satisfaction, and is consistent with our beliefs and values.

•

Create a high-performance culture. We believe that named executive officers should strive to achieve and exceed performance expectations, and drive the growth and success of the business. We also believe that superior performance warrants superior rewards. Our merit-based salary increases and performance-based cash and equity compensation plans are designed to promote this high-performance culture and motivate our executives to achieve at their highest potential.

Role of the Compensation Committee, Consultants and Executive Officers in Determining Executive Compensation

The targeted compensation range and amount of each element of our compensation program is determined by our Compensation Committee at the time of initial hire or promotion, taking into consideration our results of operations, long and short-term goals, the competitive market for the named executive officer and general economic factors. We then review compensation on an annual basis as described below. We seek to combine the components of our executive compensation program to achieve a total compensation level appropriate for our size and corporate performance. We then determine the amount of each element of compensation based on our compensation objectives.

Role of the Compensation Committee

The Compensation Committee has primary responsibility for all compensation decisions relating to our named executive officers. The Compensation Committee reviews the aggregate level of our executive compensation, as well as the mix of elements used to compensate our named executive officers on an annual basis. In addition, the targeted compensation range for each executive, along with the amount of each program element, is determined by the Compensation Committee. During 2017 and 2018, the Compensation Committee engaged FW Cook as its independent compensation consultant to provide advice as discussed in the following paragraph, which advice was used in making compensation decisions for 2017 and 2018.

Role of the Independent Compensation Consultant

The Compensation Committee has the authority to retain a compensation consultant or obtain advice from external legal, accounting or other advisors to assist in the evaluation of executive compensation. The Compensation Committee retained FW Cook as its outside compensation consultant during 2017 and 2018. During 2017 and 2018, FW Cook provided updated benchmarking information (as discussed below) and assisted the Compensation Committee with revising the Company’s performance-based cash and equity compensation plans, including with respect to the target pay mix for the named executive officers’ total compensation packages, the performance slope for determining achievement of performance objectives under our annual performance-based plans and the use of stock option grants in our long-term incentive program. See “Compensation Discussion and Analysis—Performance-Based Equity Compensation.”

The Compensation Committee reviewed the independence of FW Cook as required by SEC rules and the Nasdaq Stock Market Rules regarding compensation consultants and has concluded that the work of FW Cook for the Compensation Committee does not raise any conflict of interest. All work performed by the compensation consultants is subject to review and approval of the Compensation Committee. FW Cook provided no other services to the Company and only received fees from the Company on behalf of the Compensation Committee.

Benchmarking

To ensure that our executive compensation program is competitive, the Compensation Committee reviewed an analysis of executive compensation at peer group companies assembled by FW Cook. There are very few directly comparable peer companies in our sector, so in determining our peer group, we also selected companies with comparable revenue levels, providing broadly comparable healthcare services within the healthcare industry with similar business complexity. The targeted peer group for our 2018 named executive officers compensation analysis consisted of the following companies:

• Almost Family Inc.	• Capital Senior Living Corporation	• LHC Group, Inc.
• Amedisys Inc.	• Civitas Solutions, Inc.	• National Healthcare Corporation
• American Renal Associates Holdings, Inc.

From the targeted peer group for 2017, we removed Alliance Healthcare Services, Inc. because it was acquired in 2017 and removed Diversicare Healthcare Services Inc., US Physical Therapy Inc., AAC Holdings, Inc. and Sunlink Health Systems Inc. because of revenue size, market capitalization, growth trajectory and comparability of business services and complexity. FW Cook calculated the median 2017 total compensation (including the grant fair value of equity incentives) for this peer group. The Compensation Committee also reviewed data comparing individual compensation for these persons to the average compensation for comparable offices paid by the peer group.

Role of the Executive Officers

During 2017, Mr. Allison participated in the meeting of the Compensation Committee at which compensation actions involving our named executive officers (other than Mr. Allison) were discussed. Mr. Allison assisted the Compensation Committee by making recommendations and answering Compensation Committee member questions regarding compensation actions relating to the named executive officers other than himself. Mr. Allison recused himself and did not participate in any portion of any meeting of the Compensation Committee at which his compensation was discussed.

Elements of Our Executive Compensation Program

The compensation we provide to our named executive officers is primarily comprised of three elements: base salary, performance-based cash compensation, and performance-based equity compensation. We believe that offering these elements of compensation allows us to meet each of the objectives of our compensation philosophy, as well as to remain competitive with the market for acquiring executive talent. We also provide our named executive officers with certain other benefits and perquisites that are discussed below under “Other Compensation.”

Base Salary

We utilize base salary as the primary means of rewarding our named executive officers for their individual job performance, providing them a secure level of guaranteed cash compensation, and encouraging them to focus on their most important priorities and initiatives. The Compensation Committee may adjust executive base salary levels based on performance, competitive market conditions, and/or changes in position scope and responsibilities.

We agree upon a base salary, which is not “at risk,” with each named executive officer at the time of initial employment or promotion, which historically has been reflected in employment agreements. The amount of base salary initially offered to a new or newly-promoted named executive officer reflects our views as to the individual named executive officer’s scope of anticipated responsibilities; past experience; and future potential to add value through performance, knowledge, skills and expertise. This base salary level is also based on competitive industry salary practices.

A named executive officer may receive a merit-based salary increase to the extent such named executive officer is eligible pursuant to his or her employment agreement. In addition, we may adjust salary due to other circumstances, such as a change in responsibilities or position. Executive merit-based salary increases, to the extent permitted by a named executive officer’s employment agreement, have generally been determined based on the named executive officer’s performance of key Company and divisional or departmental objectives, as well as his or her effectiveness in performing his or her role.

Performance-Based Cash Compensation

A significant part of each named executive officer’s annual cash compensation is awarded under our individualized performance-based cash compensation plans. Bonuses under these plans are intended to incentivize and reward our named executive officers for the achievement of certain financial objectives. Historically these objectives have been a mix of corporate performance goals and individually tailored performance criteria. Beginning in 2017, the Compensation Committee decided to eliminate all individually tailored performance criteria for named executive officers and base all performance-based cash compensation on the achievement of pre-established Company Adjusted EBITDA (defined below) targets, in order to more directly align this element of compensation with shareholder value. Performance-based cash compensation is designed to be “at risk,” with the named executive officer only receiving the maximum bonus if performance exceeds our expectations.

Our financial objectives are established to drive performance at or above Company budgetary levels, requiring that internal budget levels be exceeded to achieve the maximum bonus potential.

For our named executive officers, the award opportunity for 2017 performance was based 100% on the achievement of certain levels of Company earnings before interest expense, income taxes, depreciation and amortization, stock-based compensation expense, restructure charges and severance costs, acquisition expenses and other costs (“Adjusted EBITDA”). The target Adjusted EBITDA goal was set based on the budget/forecast for the period reflecting a level of performance which at the time was anticipated to be challenging, but achievable. The threshold Adjusted EBITDA goal was set to be reflective of performance at which the Compensation Committee believed a portion of the award opportunity should be earned. The maximum level was set well above the target, requiring exemplary performance. The Compensation Committee also mandated that the goals be revised upward based upon budget/forecast for acquisitions made during the year to reflect performance in the period following acquisition. The table which follows provides the Adjusted EBITDA performance goals originally established by the Compensation Committee for 2017, revised goals that reflect 2017 acquisitions, and the actual level of performance achieved (dollars in thousands):

	ADJUSTED EBITDA GOALS
	Threshold	Target	Maximum	Actual
Adjusted EBITDA (original)	$31,554	$35,060	$38,566	N/A
Adjusted EBITDA (with acquisitions)	$32,861	$36,512	$40,163	$36,768

The target amount for each annual performance bonus is set as a percentage of the named executive officer’s base salary and is based on the achievement of certain performance objectives. The target opportunity for Mr. Allison in 2017 was 100% of base salary. For each of Messrs. Poff, Bickham, Zoccoli, and Ms. Manning in 2017, the target opportunity was 75%. The threshold Adjusted EBITDA goal must be met in order for any payout to occur and payouts cannot exceed the maximum level, as set forth in the table below. The following table shows the annual incentive opportunities and actual bonus percentages earned for our named executive officers with respect to 2017 performance:

	Adjusted EBITDA
Name	Base Salary	Threshold % of Base Salary	Target % of Base Salary	Maximum % of Base Salary	Actual % of Base Salary Earned
Mr. Allison	$525,000	50.0	100.0	150.0	105.00
Mr. Poff	$340,000	37.5	75.0	112.5	78.75
Mr. Bickham	$350,000	37.5	75.0	112.5	78.75
Mr. Zoccoli	$340,000	37.5	75.0	112.5	78.75
Ms. Manning	$250,000	37.5	75.0	112.5	78.75

For Ms. Manning, who began employment in August of 2017, these percentages are applied to the portion of base salary actually earned in 2017.

For the fiscal year ending December 31, 2018, the Compensation Committee retained achievement of target levels of Adjusted EBITDA as the sole criteria for performance-based cash compensation, with a threshold of 50% of target award at 90% of the Adjusted EBITDA target, and a maximum of 150% of target award at 110% of the Adjusted EBITDA target (and linear interpolation within those ranges). Finally, the Compensation Committee set the target value of performance-based cash compensation as a fixed dollar amount, as follows:

Name	Target % of Base Salary
Mr. Allison	100%
Mr. Poff	75%
Mr. Bickham	75%
Mr. Zoccoli	75%
Ms. Manning	75%

Performance-Based Equity Compensation

We believe compensation in the form of incentive equity awards aligns the interests of our named executive officers with the interests of our shareholders, and rewards our named executive officers for superior corporate performance. We believe this form of compensation is particularly effective for those individuals who have the most impact on the management and success of our business, providing them with a valuable long-term incentive while providing us with a valuable retention tool through the use of vesting periods. We also believe that equity incentives are an important part of a competitive compensation structure necessary to attract and retain talented named executive officers.

The performance-based equity component of our executive compensation program is designed to provide our senior management with performance-based award opportunities, to drive superior long-term performance and to align the interests of our senior management with those of our shareholders.

For Messrs. Allison, Poff, Bickham and Zoccoli and Ms. Manning, the award opportunity for 2017 performance was based entirely on the achievement of Adjusted EBITDA as described above in the description of “Performance-Based Cash Compensation”.

The target amount for each performance-based equity plan is set as a fixed dollar amount and is based on the achievement of certain performance objectives. The target opportunity for Mr. Allison in 2017 was $700,000. The target opportunity for Messrs. Poff, Bickham and Zoccoli and Ms. Manning was $180,000. As with the performance-based cash compensation, the Compensation Committee set a threshold of 50% payout at 90% of the Adjusted EBITDA target, and a maximum of 150% payout at 110% of the Adjusted EBITDA target (and linear interpolation within those ranges). Since the Company achieved Adjusted EBITDA in 2017 equal to 101% of the Adjusted EBITDA target, the dollar value of equity awarded to Mr. Allison was $735,000, and the dollar value of equity awarded to each of Messrs. Poff, Bickham and Zoccoli and Ms. Manning was $189,000.

The dollar values derived from the calculations set forth above were converted into equity using the closing price of the Company’s common stock on March 2, 2018. 50% of the grants were in the form of restricted stock, vesting over 3 years, and the remaining 50% were in the form of stock options, vesting over 3 years and with an exercise price equal to the closing price of the Company’s common stock on March 2, 2018.

The amounts of these grants, which were made under the Company’s 2017 Omnibus Incentive Plan (the “2017 Plan”), were as follows:

Name	Stock Options	Restricted Stock Awards
Mr. Allison	23,958	9,866
Mr. Poff	6,161	2,537
Mr. Bickham	6,161	2,537
Mr. Zoccoli	6,161	2,537
Ms. Manning	6,161	2,537

At its meeting on February 26, 2018 in light of its compensation review and input from its outside compensation consultant, the Compensation Committee determined to award additional performance-based equity compensation in the form of options with vesting over four years, as follows:

Name	Stock Options
Mr. Allison	75,000
Mr. Poff	30,000
Mr. Bickham	30,000
Mr. Zoccoli	25,000
Ms. Manning	10,000

The exercise price of these option awards is equal to the closing price of the Company’s common stock on March 2, 2018.

During 2017 and 2018, the following newly appointed named executive officers received the following grants of restricted stock and stock options in connection with their employment:

Year	Name	Stock Options	Restricted Stock Awards
2017	Mr. Bickham	50,000	10,000
2017	Ms. Manning	20,000	10,000
2018	Mr. Bickham	—	10,000

For the fiscal year ending December 31, 2018, the Compensation Committee retained achievement of target levels of Adjusted EBITDA as the sole criteria for performance-based equity compensation, with a threshold of 50% of target grant at 90% of the Adjusted EBITDA target, and a maximum of 150% of target grant at 110% of the Adjusted EBITDA target (and linear interpolation within those ranges). Finally, the Compensation Committee set the target value of equity grants as a fixed dollar amount, as follows:

Name	Target $ Amount
Mr. Allison	800,000
Mr. Poff	250,000
Mr. Bickham	250,000
Mr. Zoccoli	210,000
Ms. Manning	180,000

Other Compensation

In addition to the primary compensation elements discussed above, we provide our named executive officers with limited benefits and perquisites as described below in footnote 4 to the Summary Compensation Table. We consider these additional benefits to be a part of a named executive officer’s overall compensation. These benefits generally do not impact the level of other compensation paid to our named executive officers, due to the fact that the incremental cost to us of these benefits and perquisites represents a small percentage of each named executive officer’s total compensation package. We believe that these enhanced benefits and perquisites provide our named executive officers with security, convenience and support services that allow them to focus attention on carrying out their responsibilities to us. In addition, we believe that these benefits and perquisites help us to be competitive and retain talented executives.

In addition, we offer other employee benefits to our named executive officers for the purpose of meeting current and future health and security needs for the named executive officers and their families. These benefits, which we generally offer to all eligible employees, include medical, dental and life insurance benefits, short-term disability pay, long-term disability insurance, flexible spending accounts for medical expense reimbursements and a 401(k) retirement savings plan, which matches 6% of each dollar of compensation contributed to the plan by the employee, up to the maximum allowed by the Internal Revenue Service.

Change in Control and Severance

Each of our named executive officers is eligible to receive contractually-provided severance benefits pursuant to his or her employment agreement. These severance benefits are generally intended to match the terms that we believe to be standard within the market, show the named executive officer that we have made an investment in the named executive officer and provide stability for both us and the named executive officer in a competitive market for qualified talent. We believe that providing severance protection to our named executive officers upon their involuntary termination of employment or self-termination for good reason is an important retention tool that is necessary in the competitive marketplace for talented executives. We believe that the amounts of these payments and benefits and the periods of time during which they would be provided are fair and reasonable. We generally do not take into account any amounts that may be received by a named executive officer following termination of employment when establishing current compensation levels. The terms of each arrangement were determined in negotiation with the applicable named executive officer in connection with his or her hiring and were not based on any set formula. Our equity award agreements with each of the named executive officers also generally provide for unvested options or restricted stock to vest immediately upon a change in control of the Company, provided the executive officer is actively employed by the Company as of the change in control.

We believe that these change in control and severance arrangements provide additional benefits to the Company by allowing us to receive certain covenants from our named executive officers in partial consideration of the compensation to be received upon a change in control or termination without Reasonable Cause. These covenants include agreements not to compete, agreements not to solicit our employees, payors or consumers, agreements not to disclose trade secrets and agreements not to disparage the Company. These covenants are described in further detail below under “Potential Payments upon Termination or Change in Control.”

Anti-Hedging of Company Stock

Pursuant to the Company’s Insider Trading Policy, directors, officers and employees are prohibited from buying or selling put options, call options or other derivatives of Company stock, and from short sales of Company stock, without obtaining the consent of the Company’s Securities Trading Officer and the Board (or a duly appointed committee thereof).

Financial Restatements

The Compensation Committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash or equity-based incentive compensation paid to named executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement.

In 2015, the SEC issued proposed rules regarding the adoption of “clawback” policies by publicly listed companies in accordance with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). When final SEC rules implementing these requirements have become effective, publicly listed companies will be required to adopt a “clawback” policy providing for the recovery of certain incentive-based compensation from the executive officers of the company in the event the company is required to restate its financials as a result of material noncompliance of the company with any financial reporting requirements under the securities laws. The Company intends to adopt a compensation recoupment policy that will comply with the requirements of the Dodd-Frank Act once such final rules have become effective.

Effect of Accounting and Tax Treatment on Compensation Decisions

Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”) generally disallows a corporate deduction for compensation over $1.0 million paid to the Company’s Chief Executive Officer and certain other executive officers. The Compensation Committee generally intends to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation to the extent applicable paid to our executive officers. However, the Compensation Committee believes that shareholder interests are best served if it retains discretion and flexibility in awarding compensation to our named executive officers, even where the compensation paid under such programs may not be fully deductible, and the Compensation Committee may approve the payment of compensation that is outside the deductibility limitations of Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report has been approved by all members of the Compensation Committee.

Steven I. Geringer (Chairman)

Mark L. First

Susan T. Weaver, M.D.

Summary Compensation Table

The following table provides information regarding the compensation earned by each of our named executive officers for the fiscal years ended December 31, 2017, 2016 and 2015. In accordance with SEC rules, compensation data is not presented for 2015 with respect to R. Dirk Allison, Brian Poff, James Zoccoli, or for 2015 or 2016 with respect to W. Bradley Bickham and Laurie Manning, because they were not named executive officers in those years.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
R. Dirk Allison	2017	520,432	—	350,000	310,068	551,250	21,497	1,753,247
President and Chief Executive	2016	471,154	105,000	197,100	1,373,516	420,000	23,088	2,589,858
Officer

Brian Poff	2017	332,307	—	434,989	83,725	267,750	25,304	1,144,075
Executive Vice President, Chief	2016	190,385	45,075	183,300	338,700	105,000	17,228	879,688
Financial Officer, Treasurer and Secretary

W. Bradley Bickham	2017	329,808	—	345,500	681,180	275,625	32,576	1,664,689
Executive Vice President and
Chief Operating Officer

James Zoccoli	2017	337,115	—	94,489	83,725	267,750	30,833	813,912
Executive Vice President and Chief	2016	271,250	65,623	482,200	501,790	157,896	30,535	1,509,294
Development Officer

Laurie Manning	2017	91,347	—	348,500	273,190	82,031	9,775	804,843
Executive Vice President and
Chief Human Resource Officer

(1)	Mr. Allison’s employment began on January 16, 2016. Mr. Poff’s employment began on May 10, 2016. Mr. Bickham’s employment began on January 16, 2017. Mr. Zoccoli’s employment began on February 25, 2016. Ms. Manning’s employment began on August 14, 2017. In each case, base salary represents the amount of base salary earned for the period beginning on employment commencement date through December 31, 2017.

(2)	This column discloses the grant date fair value of option awards calculated in accordance with FASB ASC Topic 718. The assumptions we used in valuing options are described under the caption “Stock Options and Restricted Stock Awards” in Note 11 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017.

(3)	Reflects annual cash incentive awards earned pursuant to the Company’s annual bonus program. For information regarding our annual bonus program, see “Compensation Discussion and Analysis—Performance-Based Cash Compensation.”

(4)	Other compensation for 2017 includes the following amounts:

Name	Matching Contributions ($) (4-a)	Life Insurance Premium ($) (4-b)	Personal Benefits ($) (4-c)	Reimbursed Expense ($) (4-d)	Total All Other Compensation ($)
R. Dirk Allison	—	7,492	12,805	1,200	21,497
Brian Poff	—	2,532	21,572	1,200	25,304
W. Bradley Bickham	—	10,747	20,675	1,154	32,576
James Zoccoli	—	8,061	21,572	1,200	30,833
Laurie Manning	—	4,412	4,925	438	9,775

(4-a) Matching contributions paid under the Company’s 401(k) plan to each of the named executive officers.

(4-b) Term life insurance and group term life premium paid by the Company for the benefit of the named executive officers.

(4-c) The amounts in this column represent the Company’s contribution to the executive’s health and dental benefits.

(4-d) The amounts in this column represent the reimbursement of cell phone allowance.

Grants of Plan-Based Awards in 2017

The following table sets forth each grant of plan-based awards to our named executive officers during 2017:

			Estimated Future Payouts Under Non-Equity Incentive Plans (1)			Estimated Future Payouts Under Equity Incentive Plans (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
R. Dirk Allison	N/A	(3)	262,500	525,000	787,500
	3/3/2017	(4)				350,000	700,000	1,050,000
	3/3/2017								10,279			350,000
	3/3/2017									24,961	34.05	310,068
Brian Poff	N/A	(3)	127,500	255,000	382,500
	3/3/2017	(4)				90,000	180,000	270,000
	3/3/2017								12,775			434,989
	3/3/2017									6,740	34.05	83,725
W. Bradley Bickham	N/A	(3)	131,250	262,500	393,750
	1/16/2017								10,000			345,500
	1/16/2017									50,000	34.55	681,180
James Zoccoli	N/A	(3)	127,500	255,000	382,500
	3/3/2017	(4)				90,000	180,000	270,000
	3/3/2017								2,775			94,489
	3/3/2017									6,740	34.05	83,725
Laurie Manning	N/A	(3)	39,063	78,125	117,188
	8/14/2017								10,000			348,500
	8/14/2017									20,000	34.85	273,190

(1)	For named executive officers who began employment during 2017, actual payout amounts were adjusted to account for the portion of 2017 not worked.

(2)	This column discloses the grant date fair value of restricted stock and option awards calculated in accordance with FASB ASC Topic 718. The assumptions we used in valuing the awards are described under the caption “Stock Options and Restricted Stock Awards” in Note 11 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017.

(3)	Award made pursuant to the Company’s 2017 Performance-Based Cash Compensation Plan, and described in further detail above under “Compensation Discussion & Analysis—Performance-Based Cash Compensation.”

(4)	Award made pursuant to the Company’s 2017 Performance-Based Equity Compensation Plan, and described in further detail above under “Compensation Discussion & Analysis—Performance-Based Equity Compensation.”

Outstanding Equity Awards at 2017 Fiscal Year End

The following table lists all outstanding equity awards held by our named executive officers as of December 31, 2017:

	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($) (9)
Name	Exercisable	Unexercisable
R. Dirk Allison	37,500	112,500	(1)	19.71	1/21/2026
		24,961	(2)	34.05	3/3/2027
						17,779	618,709
Brian Poff	10,000	30,000	(3)	18.33	5/9/2026
		6,740	(4)	34.05	3/3/2027
						20,275	705,570
W. Bradley Bickham	—	50,000	(5)	34.55	1/16/2027
						10,000	348,000
James Zoccoli	12,500	37,500	(6)	21.75	2/25/2026
		6,740	(7)	34.05	3/3/2027
						17,775	618,570
Laurie Manning	—	20,000	(8)	34.85	8/14/2027
						10,000	348,000

(1)	Mr. Allison’s unexercisable options will vest on January 21, 2018, 2019 and 2020.

(2)	Mr. Allison’s unexercisable options will vest in three equal installments on each of March 3, 2018, 2019, and 2020.

(3)	Mr. Poff’s unexercisable options will on May 9, 2018, 2019 and 2020.

(4)	Mr. Poff’s unexercisable options will vest in three equal installments on each of March 3, 2018, 2019, and 2020.

(5)	Mr. Bickham’s unexercisable options will vest in four equal installments on each of January 16, 2018, 2019, 2020 and 2021.

(6)	Mr. Zoccoli’s unexercisable options will vest in three equal installments on February 25, 2018, 2019 and 2020.

(7)	Mr. Zoccoli’s unexercisable options will vest in three equal installments on each of March 3, 2018, 2019, and 2020.

(8)	Ms. Manning’s unexercisable options will vest in four equal installments on each of August 14, 2018, 2019, 2020 and 2021.

(9)	The value for Messrs. Allison, Poff, Bickham and Zoccoli and Ms. Manning equals the number of shares of unvested restricted stock held by each of Messrs. Allison, Poff, Bickham and Zoccoli and Ms. Manning, respectively, as of December 31, 2017, multiplied by the market price of Company common stock at the close of December 29, 2017, which was $34.80 per share.

Option Exercises and Stock Vested During Fiscal Year 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
R. Dirk Allison	—	—	2,500	84,750
Brian Poff	—	—	2,500	100,625
W. Bradley Bickham	—	—	—	—
James Zoccoli	—	—	5,000	174,250
Laurie Manning	—	—	—	—

(1)	Value realized upon the exercise of option awards is based on the difference between the actual price at which the exercised shares were sold and the exercise price of the options.

(2)	Value realized upon the vesting of stock awards is based on the closing price of our common stock on the applicable vesting date.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit pension plans sponsored by us.

2017 Nonqualified Deferred Compensation

None of our named executive officers participates in or has account balances in non-qualified deferred compensation plans sponsored by us.

Employment Agreements

We have entered into employment agreements with each of our named executive officers.

Employment Agreement with Mr. Allison

We entered into an employment agreement with Mr. Allison effective February 29, 2016. The initial term of Mr. Allison’s agreement is four years from the agreement’s effective date; after the initial term, the agreement automatically renews for successive one-year terms, unless either party provides at least 180 days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Mr. Allison is entitled to an annual base salary of $500,000, subject to annual review and adjustment upward by our Compensation Committee thereafter. In addition, in the event that the Company attains a certain percentage of its annual performance target, which target is determined by the Board in its sole discretion, Mr. Allison is eligible to receive: (1) stock-based compensation with a target of up to 75% of his annual base salary, and (2) cash-based compensation with a target of up to 105% of his annual base salary. Mr. Allison is entitled to receive benefits paid to similarly situated employees, which includes, at a minimum, participation in health, disability and vacation plans. Mr. Allison is entitled to receive severance benefits upon termination of employment as described below under “Potential Payments upon Termination or Change in Control.”

On January 21, 2016, in consideration of his agreement to serve as the Company’s Chief Executive Officer, we granted Mr. Allison non-qualified stock options under the 2009 Plan to purchase 150,000 shares of the Company’s common stock and issued Mr. Allison 10,000 shares of restricted stock, subject to the terms and conditions in the 2009 Plan and the applicable award agreement. The options and the shares of restricted stock, respectively, vest in equal installments on each of the first four anniversaries of the grant date.

On April 25, 2017, we amended and restated Mr. Allison’s employment agreement to: (i) reflect the increase of his base salary to $525,000; (ii) remove the provision that curtailed any severance he might receive upon commencing new employment; (iii) change the governing law of the agreement from Illinois to Texas; (iv) change the location of any arbitration or litigation with respect to the employment agreement from Illinois to Texas (v) waive each party’s right to a jury trial in the event of a dispute with respect to the employment agreement; and (vi) align the descriptions of Mr. Allison’s performance-based compensation opportunities with the changes for 2017 described above under “Compensation Discussion and Analysis.”

Employment Agreement with Mr. Poff

We entered into an employment agreement with Mr. Poff effective May 10, 2016. The initial term of Mr. Poff’s agreement is four years from the agreement’s effective date; after the initial term, the agreement automatically renews for successive one-year terms, unless either party provides at least 30 days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Mr. Poff is entitled to an annual base salary of $300,000, subject to annual review and adjustment upward by our Compensation Committee thereafter. In addition, at the discretion of the Compensation Committee, he is eligible to receive an annual bonus in an amount equal to up to 50% of his annual base salary, based on the Company’s evaluation of his performance compared to established Company and/or individual objectives at the target levels, and up to 75% of his annual base salary for performance against established objectives at the maximum levels. Mr. Poff is entitled to receive benefits paid to similarly situated employees, which includes, at a minimum, participation in health, disability and vacation plans, as well as receipt of a life insurance policy with a death benefit of up to five times his base salary, although we are not required to pay more than 3% of Mr. Poff’s base salary for such insurance policy. Mr. Poff is entitled to receive severance benefits upon termination of employment as described below under “Potential Payments upon Termination or Change in Control.”

On the agreement’s effective date, in connection with the commencement of his employment, we granted Mr. Poff non-qualified stock options under the 2009 Plan to purchase 40,000 shares of the Company’s common stock and issued Mr. Poff 10,000 shares of restricted stock, subject to the terms and conditions in the 2009 Plan and the applicable award agreement. The options and the shares of restricted stock, respectively, vest in equal installments on each of the first four anniversaries of the grant date.

On April 25, 2017, we amended and restated Mr. Poff’s employment agreement to: (i) reflect the increase of his base salary to $340,000; (ii) remove the provision that curtailed any severance he might receive upon commencing new employment; (iii) change the governing law of the agreement from Illinois to Texas; (iv) change the location of any arbitration or litigation with respect to the employment agreement from Illinois to Texas (v) waive each party’s right to a jury trial in the event of a dispute with respect to the employment agreement; and (vi) align the descriptions of Mr. Poff’s performance-based compensation opportunities with the changes for 2017 described above under “Compensation Discussion and Analysis.”

Employment Agreement with Mr. Bickham

We entered into an employment agreement with Mr. Bickham effective January 16, 2017. The initial term of Mr. Bickham’s agreement is one year from the agreement’s effective date; after the initial term, the agreement automatically renews for successive one-year terms, unless either party provides at least 30 days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Mr. Bickham is entitled to an annual base salary of $350,000, subject to annual review and adjustment upward by our Compensation Committee thereafter. In addition, at the discretion of the Compensation Committee, he is eligible to receive a performance-based annual bonus, with a target of 75% of his annual base salary, beginning with respect to the 2017 calendar year and each calendar year thereafter. Mr. Bickham is entitled to receive benefits paid to similarly situated employees, which includes, at a minimum, participation in health, disability and vacation plans, as well as receipt of a life insurance policy with a death benefit of up to five times his base salary, although we are not required to pay more than 3% of Mr. Bickham’s base salary for such insurance policy. Mr. Bickham is entitled to receive severance benefits upon termination of employment as described below under “Potential Payments upon Termination or Change in Control.”

On the agreement’s effective date, in connection with the commencement of his employment, we granted Mr. Bickham non-qualified stock options under the 2009 Plan to purchase 50,000 shares of the Company’s common stock and issued Mr. Bickham 10,000 shares of restricted stock, subject to the terms and conditions in the 2009 Plan and the applicable award agreement. The options and the shares of restricted stock, respectively, vest in equal installments on each of the first four anniversaries of the grant date.

On April 25, 2017, we amended and restated Mr. Bickham’s employment agreement to (i) waive each party’s right to a jury trial in the event of a dispute with respect to the employment agreement; and (ii) align the descriptions of Mr. Bickham’s performance-based compensation opportunities with the changes for 2017 described above for the named executive officers (other than Mr. Allison) under “Compensation Discussion and Analysis.”

Employment Agreement with Mr. Zoccoli

We entered into an employment agreement with Mr. Zoccoli effective February 25, 2016. The initial term of Mr. Zoccoli’s agreement is four years from the agreement’s effective date; after the initial term, the agreement automatically renews for successive one-year terms, unless either party provides at least 30 days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Mr. Zoccoli is entitled to an annual base salary of $325,000, subject to annual review and adjustment upward by our Compensation Committee thereafter. In addition, at the discretion of the Compensation Committee, he is eligible to receive a performance-based annual bonus, with a target of up to 80% of his annual base salary, beginning with respect to the 2016 calendar year and each calendar year thereafter. Mr. Zoccoli is entitled to receive benefits paid to similarly situated employees, which includes, at a minimum, participation in health, disability and vacation plans, as well as receipt of a life insurance policy with a death benefit of up to five times his base salary, although we are not required to pay more than 3% of Mr. Zoccoli’s base salary for such insurance policy. Mr. Zoccoli is entitled to receive severance benefits upon termination of employment as described below under “Potential Payments upon Termination or Change in Control.”

On the agreement’s effective date, in connection with the commencement of his employment, we granted Mr. Zoccoli non-qualified stock options under the 2009 Plan to purchase 50,000 shares of the Company’s common stock and issued Mr. Zoccoli 10,000 shares of restricted stock, subject to the terms and conditions in the 2009 Plan and the applicable award agreement. The options and the shares of restricted stock, respectively, vest in equal installments on each of the first four anniversaries of the grant date.

On April 25, 2017, we amended and restated Mr. Zoccoli’s employment agreement to: (i) reflect the increase of his base salary to $340,000; (ii) remove the provision that curtailed any severance he might receive upon commencing new employment; (iii) change the governing law of the agreement from Illinois to Texas; (iv) change the location of any arbitration or litigation with respect to the employment agreement from Illinois to Texas (v) waive each party’s right to a jury trial in the event of a dispute with respect to the employment agreement; and (vi) align the descriptions of Mr. Zoccoli’s performance-based compensation opportunities with the changes for 2017 described above under “Compensation Discussion and Analysis.”

Employment Agreement with Ms. Manning

We entered into an employment agreement with Ms. Manning effective August 14, 2017. The initial term of Ms. Manning’s agreement is one year from the agreement’s effective date; after the initial term, the agreement automatically renews for successive one-year terms, unless either party provides at least 30 days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement,

Ms. Manning is entitled to an annual base salary of $250,000, subject to annual review and adjustment upward by our Compensation Committee thereafter. In addition, at the discretion of the Compensation Committee, she is eligible to receive a performance-based annual bonus, with a target of 75% of her annual base salary, beginning with respect to the 2017 calendar year and each calendar year thereafter. Ms. Manning is entitled to receive benefits paid to similarly situated employees, which includes, at a minimum, participation in health, disability and vacation plans, as well as receipt of a life insurance policy with a death benefit of up to five times her base salary, although we are not required to pay more than 3% of Ms. Manning’s base salary for such insurance policy. Ms. Manning is entitled to receive severance benefits upon termination of employment as described below under “Potential Payments upon Termination or Change in Control.”

On the agreement’s effective date, in connection with the commencement of her employment, we granted Ms. Manning non-qualified stock options under the 2017 Plan to purchase 20,000 shares of the Company’s common stock and issued Ms. Manning 10,000 shares of restricted stock, subject to the terms and conditions in the 2017 Plan and the applicable award agreement. The options and the shares of restricted stock, respectively, vest in equal installments on each of the first four anniversaries of the grant date.

Restrictive Covenants

The right for Mr. Allison to receive severance benefits is conditioned on strict compliance with certain covenants, including:

•	for two years after the executive officer’s termination:

¡	noncompetition within 50 miles of any of our locations;

¡	nonsolicitation of business from any of our consumers or payors;

¡	nonsolicitation of our employees, referral sources or other business contacts; and

¡	nondisparagement of the Company;

•	nondisclosure of trade secrets.

The right for Messrs. Poff, and Zoccoli, and Bickham and Ms. Manning, to receive severance benefits is conditioned on strict compliance with certain covenants, including:

•	for one year after the executive officer’s termination:

¡	noncompetition within 50 miles of any of our locations;

¡	nonsolicitation of business from any of our consumers or payors;

¡	nonsolicitation of our employees, referral sources or other business contacts; and

¡	nondisparagement of the Company;

•	nondisclosure of trade secrets.

Potential Payments upon Termination or Change in Control

We have entered into employment agreements with Messrs. Allison, Poff, Bickham and Zoccoli and Ms. Manning, described above, that provide for payments and benefits in the event of termination of employment. Under the employment agreements, each named executive officer is entitled to severance benefits if we terminate his or her employment other than for Reasonable Cause. Messrs. Allison, Poff, Bickham and Zoccoli and Ms. Manning are entitled to severance enhancements in the event they experience a termination by the Company without Reasonable Cause in connection with a Change in Control, and are also entitled to severance benefits if they resign with Good Reason.

Reasonable Cause

Under the employment agreements for Messrs. Allison, Poff, Bickham and Zoccoli and Ms. Manning, Reasonable Cause is defined as:

•	material breach or omission by the executive of any of his or her duties or obligations under his or her employment agreement, if unremedied after notice;

•	the executive willfully engaging in any action that materially damages, or that may reasonably be expected to materially damage, the Company or our business or goodwill;

•	any breach by the executive officer of his or her fiduciary duties;

•	commission of any act involving fraud, the misuse or misappropriation of our money or property, any felony, the habitual use of drugs or other intoxicants or chronic absenteeism;

•	gross negligence or willful misconduct by the executive;

•	gross insubordination by the executive, including intentional disregard of any directive from the Chief Executive Officer, or Board (solely the Board, in the case of Mr. Allison); or

•	failure to perform any material directive in a timely and effective manner, with a failure to timely cure such nonperformance after notice.

Good Reason

Under the employment agreement for Mr. Allison, Good Reason is defined as:

•	any reduction in base salary;

•	any material reduction in employment duties and responsibilities;

•	removal by the Company as Chief Executive Officer or as a member of the Board;

•	any material breach by the Company of any material term of the agreement, other than a breach which is remedied by the Company within 10 days after receipt of written notice given by the executive; or

•	a change in his direct reporting duty to a person other than the Board.

Under the employment agreements for Messrs. Poff and Zoccoli and Ms. Manning, Good Reason is defined as:

•	any reduction in base salary;

•	any material reduction in employment duties and responsibilities;

•	any willful breach by the Company of any material term of the agreement, other than a breach which is remedied by the Company within 10 days after receipt of written notice given by the executive; or

•	a change in direct reporting duty to a person other than the Chief Executive Officer or the Board.

Under the employment agreement for Mr. Bickham, Good Reason is defined as:

•	any reduction in base salary;

•	any material reduction in employment duties and responsibilities;

•	any willful breach by the Company of any material term of the agreement, other than a breach which is remedied by the Company within 10 days after receipt of written notice given by the executive;

•	a change in direct reporting duty to a person other than the Chief Executive Officer or the Board; or

•	the relocation of Mr. Bickham’s principal office to a location more than 50 miles from Frisco, Texas.

Severance Benefits

If we terminate a named executive officer’s employment other than for Reasonable Cause or the executive resigns for Good Reason (as defined in the respective named executive officers’ employment agreement), then, generally, such executive is entitled to the following:

•

Mr. Allison—(i) unpaid base salary for any period prior to the effective date of termination, (ii) a pro rata payment of bonus for any period prior to the effective date of termination, and (iii) accrued but unpaid benefits, including vacation accrued pursuant to the Company’s vacation policy. In addition, subject to strict compliance with the noncompetition, confidentiality and other covenants, Mr. Allison would receive (i) severance pay equal to his base cash compensation, which is defined as the highest base salary in effect for the executive, payable in equal installments for 24 months following termination, (ii) any unpaid bonus for a completed performance period that the Executive would have earned had he remained employed through the date of payment, and (iii) cash payments equal to the Company’s share of COBRA premiums for a period of up to 2 years.

•

Messrs. Poff, Bickham and Zoccoli and Ms. Manning—(i) unpaid base salary for any period prior to the effective date of termination, (ii) a pro rata payment of bonus for any period prior to the effective date of termination, and (iii) accrued but unpaid benefits, including accrued vacation time and unused holidays. In addition, subject to strict compliance with the noncompetition, confidentiality and other covenants, the named executive officer would receive (i) severance pay equal to his or her base cash compensation, which is defined as the highest base salary in effect for the executive, payable in equal installments for 12 months following termination; plus (ii) cash payments equal to the Company’s share of COBRA premiums for a period of 12 months.

Change in Control Severance Enhancements

Messrs. Allison, Poff, Bickham and Zoccoli and Ms. Manning are entitled to severance enhancements in the event they experience a termination by the Company without Reasonable Cause in connection with a Change in Control (each as defined in their respective agreements), as follows:

•

Mr. Allison—if Mr. Allison is terminated by the Company without Reasonable Cause within six months prior to or one year following a Change in Control of the Company, then he would receive, in lieu of the amounts described above in “Severance Benefits” (and less any such severance amounts already received), (i) an amount equal to 24 months of his annual cash compensation, which is defined as the sum of the highest base salary in effect for the executive, plus the greater of the prior year’s bonus or the annualized amount of the executive’s target bonus for the current year, payable in equal installments for 24 months following termination, (ii) any unpaid bonus for a completed performance period that the Executive would have earned had he remained employed through the date of payment, and (iii) cash payments equal to the Company’s share of COBRA premiums until two years following termination.

•

Messrs. Poff, Bickham and Zoccoli and Ms. Manning—if the executive is terminated by the Company without Reasonable Cause within six months prior to or one year following a Change in Control of the Company, then he or she would receive, in lieu of the amounts described above in “Severance Benefits” (and less any such severance amounts already received), (i) his or her annual cash compensation, which is defined as the sum of the highest base salary in effect for the executive, plus the greater of the prior year’s bonus or the annualized amount of the executive’s target bonus for the current year, payable in equal installments for 12 months following termination, (ii) a pro rata portion of the bonus he or she would have been entitled to receive had his or her employment not been terminated, plus (iii) cash payments equal to the Company’s share of COBRA premiums until one year following termination.

Treatment of Equity Awards

Upon a Change in Control or the Executive’s Death or Disability

Pursuant to their award agreements, all of our named executive officers are also entitled to immediate vesting of their unvested options and restricted stock upon a Change in Control of the Company, provided the executive officer is actively employed by the Company as of the Change in Control, or the named executive officer’s death or Disability (each as defined in the 2009 Plan and the 2017 Plan, as applicable).

Post-Termination Option Exercise Periods

Under the 2009 Plan, options generally remain exercisable for a maximum of three months following the named executive officer’s termination for any reason, except (i) all options are forfeited upon a termination for Cause, (ii) vested options remain exercisable for a period of six months following termination in the event of the named executive officer’s Retirement and (iii) vested options remain exercisable for a period of twelve months following termination in the event of the named executive officer’s death or Disability (each term as defined in the 2009 Plan).

Under the 2017 Plan, options generally remain exercisable for a maximum of three months following the named executive officer’s termination for any reason, except (i) all options will be forfeited upon a termination for Cause, (ii) vested options will remain exercisable for a period of six months following termination in the event of the named executive officer’s Retirement and (iii) vested options will remain exercisable for a period of twelve months following termination in the event of the named executive officer’s death or Disability (each term as defined in the 2017 Plan).

Potential Payments upon Termination or Change in Control Table

The following table sets forth information concerning the payments that would be received by each named executive officer upon various termination of employment scenarios, assuming the termination occurred on December 31, 2017. The table below only shows additional amounts that the named executive officers would be entitled to receive upon termination, and does not show other items of compensation that may be earned and payable at such time such as earned but unpaid base salary, bonuses or benefits:

	Payments on Termination without Reasonable Cause or for Good Reason			Payments on Termination without Reasonable Cause in Connection with a Change in Control
Name	Severance ($)	Extension of Benefits ($)	Total ($)	Value of Accelerated Equity Awards ($) (1)	Severance ($) (2)	Extension of Benefits ($)	Total ($)
Dirk Allison (3)	2,336,250	25,609	2,361,859	2,335,055	3,500,000	25,609	5,860,664
Brian Poff (4)	607,750	21,572	629,322	1,204,725	862,750	21,572	2,089,047
Bradley Bickham (5)	625,625	21,572	647,197	360,500	612,500	21,572	994,572
James Zoccoli (6)	607,750	21,572	629,322	1,113,000	862,750	21,572	1,997,322
Laurie Manning (7)	332,031	21,572	353,603	348,000	328,125	21,572	697,697

(1)	Equity awards vest immediately upon a Change in Control or the executive’s death or Disability, each as defined under the 2009 Plan. Amounts are calculated using the market price of Company common stock at the close of December 29, 2017, which was $34.80 per share.

(2)	This payment would be in substitution of, not in addition to, the amount of severance not already paid to the executive for termination without Reasonable Cause. This amount would be reduced to the extent that the executive had already received severance prior to a Change in Control.

(3)

Upon termination without Reasonable Cause or for Good Reason, Mr. Allison’s severance payments include his base cash compensation, which is defined as the highest base salary in effect for Mr. Allison, payable in equal installments for 24 months following termination, plus an amount equal to the Company’s share of COBRA premiums for 24 months, and plus a pro rata portion of the bonus he would have been entitled to receive had his employment not been terminated. Upon termination without Reasonable Cause in connection with a Change in Control, Mr. Allison is entitled to (i) the immediate vesting of all unvested options and restricted stock, (ii) an amount equal to 24 months of his annual cash compensation, which is defined as the sum of the highest base salary in effect for the executive, plus the greater of the prior year’s bonus or the annualized amount of the executive’s target bonus for the current year, payable in equal installments for 24 months following termination, and (iii) an amount equal to the Company’s share of COBRA premiums until two years following termination.

(4)	Upon termination without Reasonable Cause or for Good Reason, Mr. Poff’s severance payments include his base cash compensation, which is defined as the highest base salary in effect for Mr. Poff, payable in equal installments for 12 months following termination, plus an amount equal to the Company’s share of COBRA premiums for 12 months, and plus a pro rata portion of the bonus he would have been entitled to receive had his employment not been terminated. Upon termination without Reasonable Cause in connection with a Change in Control, Mr. Poff is entitled to (i) the immediate vesting of all unvested options and restricted stock, (ii) an amount equal to his annual cash compensation, which is defined as the sum of the highest base salary in effect for the executive, plus the greater of the prior year’s bonus or the annualized amount of the executive’s target bonus for the current year, payable in equal installments for 12 months following termination, (iii) a pro rata portion of the bonus he would have been entitled to receive had his employment not been terminated, and (iv) an amount equal to the Company’s share of COBRA premiums until one year following termination.

(5)	Upon termination without Reasonable Cause or for Good Reason, Mr. Bickham’s severance payments include his base cash compensation, which is defined as the highest base salary in effect for Mr. Bickham, payable in equal installments for 12 months following termination, plus an amount equal to the Company’s share of COBRA premiums for 12 months, and plus a pro rata portion of the bonus he would have been entitled to receive had his employment not been terminated. Upon termination without Reasonable Cause in connection with a Change in Control, Mr. Bickham is entitled to (i) the immediate vesting of all unvested options and restricted stock, (ii) an amount equal to his annual cash compensation, which is defined as the sum of the highest base salary in effect for the executive, plus the greater of the prior year’s bonus or the annualized amount of his target bonus for the current year, payable in equal installments for 12 months following termination, (iii) a pro rata portion of the bonus he would have been entitled to receive had his employment not been terminated, and (iv) an amount equal to the Company’s share of COBRA premiums until one year following termination.

(6)	Upon termination without Reasonable Cause or for Good Reason, Mr. Zoccoli’s severance payments include his base cash compensation, which is defined as the highest base salary in effect for Mr. Zoccoli, payable in equal installments for 12 months following termination, plus an amount equal to the Company’s share of COBRA premiums for 12 months, and plus a pro rata portion of the bonus he would have been entitled to receive had his employment not been terminated. Upon termination without Reasonable Cause in connection with a Change in Control, Mr. Zoccoli is entitled to (i) the immediate vesting of all unvested options and restricted stock, (ii) an amount equal to his annual cash compensation, which is defined as the sum of the highest base salary in effect for the executive, plus the greater of the prior year’s bonus or the annualized amount of his target bonus for the current year, payable in equal installments for 12 months following termination, (iii) a pro rata portion of the bonus he would have been entitled to receive had his employment not been terminated, and (iv) an amount equal to the Company’s share of COBRA premiums until one year following termination.

(7)

Upon termination without Reasonable Cause or for Good Reason, Ms. Manning’s severance payments include her base cash compensation, which is defined as the highest base salary in effect for Ms. Manning, payable in equal installments for 12 months following termination, plus an amount equal to the Company’s share of COBRA premiums for 12 months, and plus a pro rata portion of the bonus she would have been entitled to receive had her employment not been terminated. Upon termination without Reasonable Cause in connection with a Change in Control, Ms. Manning is entitled to (i) the immediate vesting of all unvested options and restricted stock, (ii) an amount equal to her annual cash compensation, which is defined as the sum of the highest base salary in effect for the executive, plus the greater of the prior year’s bonus or the annualized amount of her target bonus for the current year, payable in equal installments for 12 months following termination, (iii) a pro rata portion of the bonus she would have been entitled to receive had her employment not been terminated, and (iv) an amount equal to the Company’s share of COBRA premiums until one year following termination.

Amounts of unpaid pro rata bonus are calculated using the non-discretionary bonuses actually paid for 2017 performance. Since Mr. Allison’s agreement provides for a performance based equity bonus, his bonus amount includes the value of his performance based equity bonus. The employment agreements for the remaining named executive officers only provide for a cash bonus, so their severance amounts are not calculated to include their equity bonuses.

Amounts of prior year’s bonuses are calculated using the bonus actually paid (if any) for 2016 performance.

Compensation Risks

With the oversight of the Compensation Committee, we have reviewed our employee compensation policies and practices to determine whether they expose the Company to excessive risks. Based on our review, we believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Pay Ratio

Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires most companies with publicly traded stock in the United States to identify the median total compensation of their worldwide employee population (other than the chief executive officer) and to compare that amount with the total compensation of their chief executive officer. Total compensation amounts are required to be calculated using the SEC’s compensation disclosure rules applicable to reporting compensation in the Summary Compensation Table of the proxy statement. Median employee compensation used to calculate the pay ratio is required to be the total compensation paid to an actual employee of the company. We identified our median employee using our total employee population as of October 1, 2017 by applying a consistently applied compensation measure across our global employee population. For our consistently applied compensation measure, we used annual base salary. We used an annual base salary as our consistently applied compensation measure as it represents the primary compensation component paid to all of our employees. As a result, annual base salary provides an accurate depiction of total earnings for the purpose of identifying our median employee. We then calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table. We did not use any material estimates, assumptions, adjustments or statistical sampling to determine the worldwide median employee.

Our median employee is a home care aide working part-time with 20 hours per week or less. As of April 30, 2018, approximately 97% of our employees were home care aides, and approximately 89% of our home care aides were classified as part-time. Our median employee’s 2017 compensation was $9,321. Our Chief Executive Officer’s total 2017 compensation was $ 1,753,247 as reported in the Summary Compensation Table above. Accordingly, our 2017 CEO to Median Employee Pay Ratio was 188:1. Each individual’s total annual compensation can be comprised of different compensation elements and is dependent on where the individual works.

Please keep in mind that under the SEC’s rules and guidance, there are numerous ways to determine the compensation of a company’s median employee, including the employee population sampled, the elements of pay and benefits used, any assumptions made and the use of statistical sampling. In addition, no two companies have identical employee populations or compensation programs, and pay, benefits and retirement plans differ by country even within the same company. As such, our pay ratio may not be comparable to the pay ratio reported by other companies.

2017 Director Compensation

Consistent with the Company’s independent director compensation policy, in 2017, our independent directors received an annual retainer of $45,000 for service on the Company’s Board, $1,500 per in-person scheduled board meeting (whether attended in person or telephonically) and $750 per telephonic board meeting. The Chairman of the Board received an additional retainer of $20,000.

In addition, in 2017, the chairmen of the Company’s Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Government Affairs Committee received an additional annual retainer of $15,000, $10,000, $7,500 and $10,000, respectively (consistent with 2016, except for the Government Affairs Committee, which was formed in 2017). Directors who served on the Audit Committee received $1,500 per Audit Committee meeting attended and directors who served on other committees received $1,000 per committee meeting attended. Independent directors were also reimbursed for reasonable expenses incurred in attending Board meetings, committee meetings and shareholder meetings.

In addition, during 2017, each independent director received an annual grant of restricted shares of the Company’s common stock valued at approximately $74,989, which was awarded following the Company’s annual meeting of shareholders each year. Each grant of restricted stock to an independent director vests on the first anniversary of the date of issuance.

The foregoing independent director compensation is subject to review and adjustment on the recommendation of our Nominating and Corporate Governance Committee.

The following information sets forth the compensation paid to our directors, whose compensation is not described above, for the year ended December 31, 2017:

Name	Fees Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Simon A. Bachleda (2)	45,000	74,989	119,989
Michael Earley (3)	80,750	74,989	155,739
Mark L. First (4)	64,500	74,989	139,489
Steven I. Geringer (5)	93,250	74,989	168,239
Darin J. Gordon (6)	69,750	74,989	144,739
Susan T. Weaver, M.D. (7)	56,750	74,989	131,739

(1)	This column discloses the grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718. The assumptions we used in valuing equity incentives are described under the caption “Stock Options and Restricted Stock Awards” in Note 11 to our consolidated financial statements in our Annual Report on Form 10-K.

(2)	Mr. Bachleda resigned from the Board effective October 19, 2017. The cash fees owed to Mr. Bachleda were paid to SAB Management LLC, a limited liability company owned by Mr. Bachleda and the stock awards granted to Mr. Bachleda were made to him directly as an individual. As of December 31, 2017, Mr. Bachleda held 2,024 unvested restricted shares.

(3)	The cash fees owed to Mr. Earley were paid to Pelican Advisory LLC, a limited liability company owned by Mr. Earley and the stock awards granted to Mr. Earley were made to him directly as an individual. As of December 31, 2017, Mr. Earley held 2,024 unvested restricted shares.

(4)	The cash fees owed to Mr. First were paid to an affiliate of the Eos Funds and the stock award granted to Mr. First were made to him directly as an individual. As of December 31, 2017, Mr. First held 2,024 unvested restricted shares.

(5)	As of December 31, 2017, Mr. Geringer held 2,024 unvested restricted shares.

(6)	As of December 31, 2017, Mr. Gordon held 2,024 unvested restricted shares.

(7)	As of December 31, 2017, Dr. Weaver held 2,024 unvested restricted shares.

Compensation Committee Interlocks and Insider Participation

During 2017, Mr. Geringer, Mr. First and Dr. Weaver served on our Compensation Committee. In addition, Simon A. Bachleda served on our Compensation Committee until his resignation from the Board effective October 19, 2017. None of the members of the Compensation Committee, including Mr. Bachleda, has been an officer or employee of the Company. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee consists of three members of the Board, each of whom has been determined by the Board to be financially literate, as contemplated by the Nasdaq Stock Market Rules. The Board has determined that Michael Earley is an “audit committee financial expert,” as that term is defined under 407(d) of Regulation S-K. Each member of the Audit Committee is independent, within the meaning of such term under the independence requirements for audit committee membership of the Nasdaq Stock Market Rules, Section 10A(m)(3) of the Exchange Act and the SEC’s rules and regulations.

The Audit Committee operates under a written charter approved by the Board, a copy of which is available on the Company’s website. As more fully described in the charter, the primary purpose of the Audit Committee is to assist the Board in its oversight of the integrity of the Company’s financial statements and effectiveness of internal controls over financial reporting and the performance, qualification and independence of the Company’s independent auditors.

The Company’s management prepares the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and is responsible for the financial reporting process that generates these statements. Management is also responsible for establishing and maintaining adequate internal controls over financial reporting. The Audit Committee, on behalf of the Board, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by the Company’s management, its auditors and other advisors.

The Audit Committee has reviewed and discussed the Company’s December 31, 2017 audited consolidated financial statements and effectiveness of internal controls over financial reporting with management and with Ernst & Young LLP.

The Audit Committee has also received from, and discussed with Ernst & Young LLP the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”).

We have received from Ernst & Young LLP a letter providing the disclosures required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence with respect to any relationships between Ernst & Young LLP and the Company that in its professional judgment may reasonably be thought to bear on independence. Ernst & Young LLP has discussed its independence with us, and has confirmed in the letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the December 31, 2017 audited consolidated financial statements and Management’s Annual Report on Internal Controls over Financial Reporting be included in the Company’s Annual Report on Form 10-K.

The foregoing report has been approved by the Audit Committee.

Michael Earley (Chairman)

Steven I. Geringer

Darin J. Gordon

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The appointment of independent auditors will be approved annually by the Audit Committee and ratified by our shareholders. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee has authorized the engagement of Ernst & Young LLP (“EY”) as our independent auditor for the year ending December 31, 2018.

EY was our independent registered public accounting firm for the fiscal year ended December 31, 2017. On April 25, 2017 (the “Engagement Date”), we engaged EY as our independent auditors for the fiscal year ending December 31, 2017. The decision to engage EY as our independent registered public accounting firm was approved by the Audit Committee.

Representatives of EY will attend the Annual Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

Prior Change in Auditor

On April 21, 2017, the Company notified BDO that it had been dismissed as the Company’s principal independent registered public accounting firm effective upon the date of filing for the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017. The Audit Committee approved the dismissal of BDO.

The reports of BDO on the audited consolidated financial statements of the Company for the years ended December 31, 2016 and 2015 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended December 31, 2016 and 2015, and through the Engagement Date, there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of BDO, would have caused it to make reference thereto in its reports on the audited consolidated financial statements of the Company for such year. During the years ended December 31, 2016 and 2015, and through the Engagement Date, there were no “reportable events” as defined under Item 304(a)(1)(v) of Regulation S-K, except for the material weakness reported on the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30, and September 30 of 2016 related to (a) the segregation of duties, user access, and monitoring and review controls related to billable and non-billable transactions, (b) validating the completeness and accuracy of underlying data used in the operation of monitoring controls and (c) review of new hires, terminations and payroll changes. The material weaknesses identified in clauses (a) through (c) above were remediated during the quarter ended December 31, 2016.

During the years ended December 31, 2016 and 2015, and through the Engagement Date, neither the Company, nor anyone on its behalf, consulted EY regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the audited consolidated financial statements of the Company, and no written report was provided to the Company or oral advice was provided that EY concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

Independent Auditor Fee Information

The following table presents fees for professional audit services rendered by EY for the audit of our annual consolidated financial statements for 2017 and fees for other services rendered by EY for fiscal year 2017:

2017
Audit fees (1)	$1,144,000
Audit-related fees	$—
Tax fees (2)	$351,071
All other fees (3)	$361,410

(1)	Audit fees represents fees for professional services provided in connection with the audit of the Company’s audited financial statements, audit of effectiveness of internal controls over financial reporting, reviews of the Company’s quarterly financial statements and fees related to the Company’s filings of registration statements.

(2)	Assistance with Internal Revenue Code (the “Code”) Section 6055 and 6056 reporting requirements, Code Section 4980H eligibility determinations, other tax related compliance and reporting aspects of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, and work opportunity tax credits.

(3)	Acquisition expenses related to due diligence, Service Employees International Union (SEIU) procedures and New York cost reporting.

The following table presents fees for professional audit services rendered by BDO for the audit of our annual consolidated financial statements for 2016 and fees for other services rendered by BDO for fiscal year 2016:

2016
Audit fees (1)	$865,000
Audit-related fees (2)	$13,500
Tax fees	$—
All other fees (3)	$5,000

(1)	Audit fees represents fees for professional services provided in connection with the audit of the Company’s audited financial statements, audit of effectiveness of internal controls over financial reporting, reviews of the Company’s quarterly financial statements and fees related to the Company’s filings of registration statements.

(2)	Audit-related fees consist of fees related to the audit of the Company’s employee benefit plans.

(3)	Agreed-upon procedures to assist the Illinois Department of Aging in verifying the amount of insurance payments made by the Company to the SEIU HCIL Homecare Fund.

Pre-Approval Policy of Audit and Non-Audit Services

The Audit Committee charter requires the Audit Committee to pre-approve all audit and permitted non-audit services provided by the independent auditors as well as the related fees. The Audit Committee may delegate the pre-approval authority to a member or members of the Audit Committee or may adopt pre-approval policies and procedures, to the extent permitted by applicable laws. Any pre-approvals made pursuant to delegated authority or pre-approval policies and procedures must be presented to the full Audit Committee at its next meeting.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies. We have not implemented householding rules with respect to our record holders. However, a number of brokers with account holders who are shareholders may be “householding” our proxy materials. If a shareholder receives a householding notification from his, her or its broker, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise.

Shareholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker. In addition, if any shareholder that receives a “householding” notification wishes to receive a separate annual report and proxy statement at his, her or its address, such shareholder should also contact his, her or its broker directly. Shareholders who in the future wish to receive multiple copies may also contact the Company at 6801 Gaylord Parkway, Suite 110, Frisco, Texas 75034, Attention: Secretary.

SHAREHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING OF SHAREHOLDERS

How do I Submit a Proposal for Inclusion in Next Year’s Proxy Statement?

If you wish to submit a proposal to be considered for inclusion in the Company’s proxy statement for the 2019 annual meeting of shareholders under Exchange Act Rule 14a-8, please send it to the Secretary, Addus HomeCare Corporation, 6801 Gaylord Parkway, Suite 110, Frisco, Texas 75034. Under the rules of the SEC, proposals must be received no later than January 10, 2019 and otherwise comply with the requirements of the SEC to be eligible for inclusion in the Company’s 2019 annual meeting of shareholders proxy statement and form of proxy.

How do I Submit a Proposal or Make a Nomination at an Annual Meeting of Shareholders?

Our Bylaws provide that if a shareholder desires to nominate persons for election as directors, the shareholder must provide written notice of an intent to make such nomination which the Secretary of the Company must receive at our principal executive offices no later than 120 days prior and no earlier than 150 days prior to the anniversary date of the preceding year’s annual meeting of shareholders (provided, however, that in the event that the date of the annual meeting of shareholders is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the one hundred fiftieth (150th) day prior to such annual meeting of shareholders and not later than the close of business on the later of the one hundred twentieth (120th) day prior to such annual meeting of shareholders or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company). In no event shall the public announcement of an adjournment or postponement of an annual meeting of shareholders of the Company commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

Notwithstanding the above, in the event that the number of directors to be elected to the Board at an annual meeting of shareholders of the Company is increased and there is no public announcement by the Company naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting of shareholders, the shareholder’s notice required by the Bylaws shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the secretary of the Company at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company.

With respect to the 2019 annual meeting of shareholders, the Company must receive such written notice no earlier than January 15, 2019 and no later than February 14, 2019 (assuming that the date of the 2018 annual meeting of shareholders is no more than thirty (30) days before or more than sixty (60) days after the anniversary date of this year’s Annual Meeting). To be in proper form the shareholder’s notice of nominations must set forth:

•

all information relating to the individual being nominated that is required to be disclosed in solicitations of proxies for election of directors in an election contest and such individual’s written consent to be named in a proxy statement as a nominee and to serve as a director if elected;

•	the name and address of the shareholder, as they appear on the Company’s books, and of the beneficial owner proposing such business;

•	the class, series and number of shares of capital stock of the Company which are owned beneficially and of record by the shareholder and beneficial owner;

•

a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and such shareholder intends to appear in person or by proxy at the annual meeting of shareholders to propose such business;

•

whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such shareholder or beneficial owner or any of its affiliates with respect to any share of stock of the Company; and

•

a representation as to whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the individual nominated and/or (2) otherwise to solicit proxies from shareholders of the Company in support of such nomination.

The Company may require any individual nominated to furnish such other information as it may reasonably require to determine the eligibility of such individual to serve as a director of the Company.

Our Bylaws also provide that if a shareholder desires to submit a proposal for consideration at an annual meeting of shareholders which is not the subject of a proposal for inclusion in the proxy statement (other than a director nomination), the shareholder must provide written notice of an intent to make such a proposal which the secretary of the Company must receive at our principal executive offices no later than one hundred twenty (120) days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of shareholders. With respect to the 2019 annual meeting of shareholders, the Company must receive such written notice no later than December 31, 2018.

OTHER MATTERS

The Board of the Company does not know of any matters which may be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Shareholders. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,

Brian Poff,

Executive Vice President, Chief Financial Officer,

Treasurer and Secretary

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., CST, on June 13, 2018.

Vote by Internet • Go to www.investorvote.com/ADUS • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Addus HomeCare Corporation

A	Proposals — The Board of Directors recommends a vote FOR the nominees listed and FOR proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	R. Dirk Allison	☐	☐	Mark L. First	☐	☐	Darin J. Gordon	☐	☐

		For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2018.	☐	☐	☐

Note: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

02UC1B

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Addus HomeCare Corporation

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 13, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints R. Dirk Allison and W. Bradley Bickham, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and vote, as designated on the reverse side of this form, all of the shares of Common Stock of Addus HomeCare Corporation (the “Company”) held of record by the undersigned on April 27, 2018, at the Annual Meeting of Shareholders to be held on June 13, 2018, or any adjournment or postponement thereof.

This Proxy, when properly executed, will be voted in the manner directed by the shareholder, but if no direction is made, this Proxy will be voted FOR the nominees listed and FOR proposal 2.

The signer hereby revokes all proxies heretofore given to vote at said meeting or any adjournment or postponement thereof.

PLEASE MARK (ON REVERSE SIDE), SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 13, 2018. The Notice of Annual Meeting of Shareholders & Proxy Statement and Annual Report to Shareholders are available at www.addus.com.

(Continued and to be signed on the reverse side)